Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

STERLING BANK

MBM ADVISORS INC.

AND

THE SHAREHOLDERS OF

MBM ADVISORS INC.

DATED MAY 3, 2007

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-ii-

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SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) dated May 3, 2007, is by and among STERLING BANK (“Sterling”), a Texas banking association, MBM Advisors Inc., a Texas corporation (“Company”), and the shareholders of the Company who are signatories hereto (the “Shareholders”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Sterling will acquire the Company through a share exchange as provided by Article 5.02 of the Texas Business Corporation Act, as amended (“TBCA”), or by such other means as provided for herein (the “Share Exchange”); and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountants” shall have the meaning set forth in Section 2.5 (d).

“Accounts” shall have the meaning set forth in Section 3.26.

“ACM” shall have the meaning set forth in Section 3.22(f).

“Additional Capital” shall have the meaning set forth in Section 2.5(c).

“Additional Share Exchange Consideration” shall have the meaning set forth in Section 2.5.

“Advisers Act” shall have the meaning set forth in Section 3.25.

“Affiliate” shall mean, with respect to any Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the introduction hereto.

“Applicable Portion” shall have the meaning set forth in Section 2.5(c).

“Approvals” shall mean any and all filings, permits, consents, authorizations and approvals of any governmental or regulatory authority or of any other third person necessary to give effect to the arrangement contemplated by this Agreement or necessary to consummate the Share Exchange.

“AUM and Service Revenue” shall mean the amount of assets under management managed by the Company and the employee benefit plan service revenue of the Company each as of the date of this Agreement.

“Authorizations” shall have the meaning set forth in Section 3.1.

“Bancshares” shall mean Sterling Bancshares, Inc., a Texas corporation.

“Broker-Dealer Representatives” shall have the meaning set forth in Section 3.29.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed.

“Cause” with respect to a person shall mean (i) the repeated and continuing failure of such person to perform the material duties required of him as an employee of any Sterling Entity for which he works but only after such person has been given thirty days prior written notice of his specific failure(s), and such person fails to correct the failure within the thirty days following the receipt of such written notice; (ii) the breach of any material provision of the Noncompete Agreement executed by such person; or (iii) the violation of any rule, policy, or practice generally applicable to all Sterling Entities including the Sterling Entity for which he works for which such person has been provided written copies thereof, but only after such person has been given thirty days prior written notice of his specific violation(s), and such person fails to correct the failure within the thirty days following the receipt of such written notice.

“Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Sterling Common Stock or the combined voting power of the then outstanding voting securities of Bancshares entitled to vote generally in the election of directors; or (ii) approval by the stockholders of Bancshares of (A) a reorganization, merger, consolidation, share exchange, or similar form of reorganization of Bancshares with respect to which the individuals and Persons who were the respective beneficial owners of the common stock and voting securities of Bancshares immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such reorganization, merger or consolidation, (B) a complete liquidation or dissolution of Bancshares, or (C) the sale or other disposition of all or substantially all of Bancshares’ assets.

“Closing” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 6.13.

“Closing Date Average Closing Price” shall mean the average closing price per share of the Sterling Common Stock (rounded to the nearest cent) on the NASDAQ (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Sterling) for the ten (10) consecutive trading days in which such shares are quoted on the NASDAQ ending on the fifth trading day immediately prior to the Closing Date.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 6.16(a).

“Closing Date Share Equivalent” shall mean the number of shares resulting from the quotient of $6,000,000 divided by the Closing Date Average Closing Price.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Property” shall have the meaning set forth in Section 3.22(h).

“Commissioner” shall mean the Texas Banking Commissioner.

“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Company Benefit Plans” shall have the meaning set forth in Section 3.11.

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” or “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Memorandum” shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by the Company to Sterling prior to the execution of this Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 3.5.

“Company Indebtedness” shall mean all liabilities, indebtedness or obligations of the Company (i) for borrowed money or loans, (ii) constituting an obligation to pay the deferred purchase price of property or services, (iii) which (A) under GAAP should be shown on the Company’s balance sheet as a liability, and (B) are payable more than one year from the date of creation, or (iv) constituting principal under leases capitalized in accordance with GAAP.

“Company Loan Documents” shall have the meaning set forth in Section 3.24.

“Company Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Company Options” shall have the meaning set forth in Section 3.2(b).

“Company Shares Number” shall mean the number of shares of Company Common Stock outstanding immediately prior to and on the Closing Date (including all shares of Company Common Stock issuable upon the exercise of any options, warrants, debentures, or other securities which are in effect or outstanding prior to and on the Closing Date entitling the holder thereof to purchase or acquire shares of the Company Common Stock).

“Company Stock Plan” shall have the meaning set forth in Section 3.11.

“Company’s Available Revenue” shall have the meaning set forth in Section 2.5(c).

“Condition” shall have the meaning set forth in Section 3.1.

“Consents” shall have the meaning set forth in Section 2.7(a)(iv).

“Controlled Property” shall have the meaning set forth in Section 3.22(h).

“Current Policy” shall have the meaning set forth in Section 9.4(d).

“Early December Average Price” shall have the meaning set forth in Section 2.5(b).

“Earn-Out Calculation” shall have the meaning set forth in Section 2.5(d).

“Earn-Out Cash” shall have the meaning set forth in Section 2.5(b)(ii).

“Earn-Out Share Equivalent” shall have the meaning set forth in Section 2.5(b)(ii)(B).

“Earn-Out Period” shall have the meaning set forth in Section 2.5(a).

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee” shall mean any current or former employee, officer or director, independent contractor or retiree of the Company and any dependent or spouse thereof.

“Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as a Hazardous Substance, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” shall have the meaning set forth in Section 3.11(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System and any Federal Reserve Bank.

“Final Statement” shall have the meaning set forth in Section 6.20(b).

“Form ADVs” shall have the meaning set forth in Section 3.25(b).

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“Gross Share Equivalent” shall mean the Earn-Out Share Equivalent and the Guaranteed Share Equivalent.

“Guaranteed Cash” shall have the meaning set forth in Section 2.5(b)(i)(B).

“Guaranteed Share Equivalent” shall mean the number of shares resulting from the quotient of the Guaranteed Cash divided by the Early December Average Price for the applicable year.

“Hazardous Substances” shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of “pollutant,” “hazardous material,” “contaminant,” “toxic waste,” “hazardous substance,” “hazardous waste,” “solid waste,” or “regulated substance” pursuant to applicable Environmental Laws and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde.

“Identifiable Intangibles” shall mean and amount equal to $480,000 for calendar year 2007, $384,000 for calendar year 2008, $307,200 for calendar year 2009 and $245,760 for calendar year 2010.

“Indemnified Person” shall have the meaning set forth in Section 9.5.

“Indemnifying Person” shall have the meaning set forth in Section 9.5.

“Indemnity Obligations” shall have the meaning set forth in Section 9.4(a).

“Investment Company Act” shall have the meaning set forth in Section 3.25(g).

“Investment Contract” shall mean any contract or agreement to which the Company is party and pursuant to which the Company or any of the Company’s representatives provides to any Person investment management or investment advisory or other investment services or to which the Company or any of the Company’s representatives provides to any Person administrative and/or recordkeeping services relating to employee benefit plans.

“Law” shall mean any United States (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree.

“Liens” shall mean any claim, lien, pledge or encumbrance of whatsoever kind.

“Liability” shall mean any debt, obligation, duty, or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability, or any liability arising pursuant to any Environmental Law), regardless of whether such debt, obligation, duty, or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Loss” shall mean any loss, damage, injury, harm, detriment, Liability, claim, demand, Proceeding, settlement, judgment, award, punitive damage award, fine, penalty, tax, fee, charge, cost, or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements, and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of Environmental Law and materials of environmental concern, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

“Loss Threshold” shall have the meaning set forth in Section 9.4(c).

“MBM Securities” shall have the meaning set forth in Section 3.30.

“NASD” shall have the meaning set forth in Section 3.29.

“NASDAQ” shall mean the Nasdaq Global Select Market of the National Association of Securities Dealers, Inc.

“Noncompete Agreements” shall mean the Noncompete Agreements substantially in the form of Annex C attached hereto executed by Donald R. Black and Robert L. Burnam.

“Nonsolicitation Agreements” shall have the meaning set forth in Section 7.3(e).

“Order” shall mean any decree, judgment, injunction, ruling, writ or other order (whether temporary, preliminary or permanent).

“Ordinary Course of Business” shall mean an action taken by a Person if:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) if the Person is a corporation, partnership, limited liability company or any other entity of any nature, such action is not required by Law to be authorized by the board of directors of such entity (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the shareholders or other equity owners (if any) of such entity; and

(iii) such action would not be in violation of Law or any written policy of Sterling.

“Parity of Earnings” shall have the meaning set forth in Section 2.5(c).

“Permits” shall have the meaning set forth in Section 3.25(a).

“Permitted Liens” shall mean (i) Liens for current taxes not yet due and payable and incurred in the ordinary course of business, (ii) with respect to a lease, the interest of the lessor thereunder, including any Liens on the interest of such lessor, and (iii) such imperfections of title, Liens, restrictions and easements that do not materially impair the use or value of the properties or assets or otherwise materially impair the current operations relating to the business of the Company or the Company’s financial condition or results of operations.

“Person” or “person” shall mean any individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange Act), joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Physical Examination” shall have the meaning set forth in Section 2.7(a)(vi).

“Pre-Closing Period” shall have the meaning set forth in Section 9.2(e)(i).

“Proceeding” shall have the meaning set forth in Section 3.14.

“Property” shall have the meaning set forth in Section 3.22(h).

“Pro Rata Share” with respect to a particular shareholder shall mean a fraction, the numerator of which is the number of shares of Company Stock owned by such Shareholder and the denominator of which is the Company Shares Number.

“Regulatory Agreement” shall have the meaning set forth in Section 3.10(b).

“Regulatory Authorities” shall have the meaning set forth in Section 3.10(b).

“Regulatory Reporting Document” shall have the meaning set forth in Section 3.5(a).

“Remedies Exception” shall mean any bankruptcy, reorganization, insolvency, fraudulent conveyance or transfer, moratorium or similar law affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

“Reports” shall have the meaning set forth in Section 3.16.

“SEC” shall mean the Securities and Exchange Commission.

“Section 338(h)(10) Election” shall mean an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Exchange” shall have the meaning set forth in the recitals to this Agreement.

“Share Exchange Consideration” shall have the meaning set forth in Section 2.4.

“Shareholder Trustee” shall mean the trustee under that certain MBM Advisors, Inc. Shareholder Agreement of even date herewith among Donald R. Black, as trustee and the Shareholders.

“Shareholders” shall have the meaning set forth in the introduction to this Agreement.

“Shareholders” Indemnified Persons” shall have the meaning set forth in Section 9.3 of this Agreement.

“Shareholders” Objection Notice” shall have the meaning set forth in Section 2.5(d).

“Shareholders” Review Period” shall have the meaning set forth in Section 2.5(d)

“Sterling” shall have the meaning set forth in the introduction to this Agreement.

“Sterling Common Stock” shall mean the common stock, par value $1.00 per share, of Bancshares.

“Sterling Disclosure Memorandum” shall mean that document containing the written detailed information required to be furnished pursuant to the terms of this Agreement prepared and delivered by Sterling to the Company prior to the execution of this Agreement.

“Sterling Entity” shall mean Sterling, Bancshares or any Subsidiary of Sterling or Bancshares.

“Sterling EPS Hurdle” shall have the meaning set forth in Section 2.5(c).

“Sterling Financial Statements” shall have the meaning set forth in Section 4.3(a).

“Sterling Material Adverse Effect” shall have the meaning set forth Section 4.1(a).

“Sterling SEC Reports” shall have the meaning set forth in Section 4.4.

“Sterling’s Indemnified Persons” shall have the meaning set forth in Section 9.2.

“Straddle Period” shall have the meaning set forth in Section 9.2(f).

“Subsidiary” shall mean, in the case of either Sterling or the Company, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including, without limitation, any interest, penalties or additions thereto whether disputed or not.

“Taxable Period” shall mean any period prescribed by any governmental authority, including, but not limited to, the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any return of an affiliated or combined or unitary group that includes the Company.

“TBCA” shall have the meaning set forth in the recitals to this Agreement.

ARTICLE II

THE MERGER; CLOSING

Section 2.1 Share Exchange.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.2 hereof), Sterling will acquire all of Company Stock issued and outstanding immediately prior to the Effective Time pursuant to the provisions of, and with the effect provided for in, Article 5.02 and 5.06B of the TBCA.

Section 2.2 Effective Time.

The Share Exchange shall be consummated by the filing by the Texas Secretary of State of Articles of Exchange, in the form required by and executed in accordance with the relevant provisions of the TBCA. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Exchange shall be the “Effective Time”).

Section 2.3 Certain Effects of the Share Exchange.

The Share Exchange shall have the effects set forth in Article 5.06B of the TBCA.

Section 2.4 Conversion of Shares.

(a) The shares of the Company Common Stock, issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the “Share Exchange Consideration”) to the holders of record thereof, without interest thereon, upon surrender of the certificates representing such Company Stock.

(b) Subject to Section 2.6 below, in consideration for the Share Exchange, Sterling will pay to the holders of the Company Stock within two Business Days after the Effective Time an aggregate amount in cash equal to $6,000,000; provided, however, that $400,000 of such cash portion shall be paid to Donald R. Black, Shareholder Trustee. Each Shareholder shall receive his or her Pro Rata Share of the Share Exchange Consideration (except for such $400,000 portion that shall be paid to the Shareholder Trustee for the benefit of the Shareholders).

(c) Immediately after the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Company Stock that were outstanding immediately prior to such time of filing.

Section 2.5 Additional Share Exchange Consideration.

(a) Subject to the provisions of this Section 2.5, an aggregate of up to $10,000,000 (“Additional Share Exchange Consideration”) shall be payable to the holders of Company Stock at the Effective Time and which shall be payable in Guaranteed Cash (as defined below) or Earn-Out Cash (as defined below) in respect of operations of the Company for calendar years 2007, 2008, 2009 and 2010 (“Earn-Out Period”). (The operations of the Company for the entire 2007 calendar year shall be included even though the Closing Date shall occur after January 1, 2007.) Guaranteed Cash shall be delivered to the Shareholders by December 20 of each applicable year. Earn-Out Cash payable under this Section 2.5, if any, due in respect of a particular calendar year shall be delivered to the Shareholders promptly after determination of the Company’s Available Revenue for such calendar year and in any event on or before the last day in February of the immediately succeeding calendar year.

(b) The aggregate amount of cash payable to holders of Company Stock at the Effective Time in respect of any one calendar year shall be equal to:

(i) (A) for each of the calendar years 2007, 2008 and 2009, an aggregate of $900,000 payable in cash, and (2) for calendar year 2010 an aggregate of $300,000 payable in cash (collectively the “Guaranteed Cash”), plus

(ii) an amount in cash (the “Earn-Out Cash”) as may be adjusted in accordance with subsections (c)(vi)(B)(2) and (c)(vi)(C) equal to (1) the average closing price per share of Sterling Common Stock on the NASDAQ Global Select Market for the last twenty trading days of the calendar year with respect to which the determination of the Earn-Out Cash is made, times (2) the number of shares resulting from the quotient of (aa) the Applicable Portion of the Company’s Available Revenue for such calendar year, divided by (bb) the Sterling EPS Hurdle applicable to such year (“Earn-Out Share Equivalents”).

(c) For purposes of this Section 2.5,

(i) “Company’s Available Revenue” shall mean (A)(1) the income of the Company after operating expenses during the applicable calendar year (without any allocation of corporate overhead from any Sterling Entity), less the amortization of Identifiable Intangibles, multiplied by (2) 100% minus Sterling’s marginal federal income tax rate for the applicable calendar year, minus (B) the Parity of Earnings.

(ii) “Sterling EPS Hurdle” for each of the calendar years 2007, 2008, 2009 and 2010 shall be $0.77, $0.90, 1.04 and $1.21, respectively.

(iii) “Parity of Earnings” shall mean the number resulting from (A) the sum of (1) the Closing Date Share Equivalents, (2) the Earn-Out Share Equivalents, and (3) the Guaranteed Share Equivalents, (which in each of (1) through (3) were paid at the Closing and paid with regard to all years prior to the year for which the computation is being made), times (B) the Sterling EPS Hurdle.

(iv) “Applicable Portion” shall mean 50% for calendar year 2007, 55% for calendar year 2008, 60% for calendar year 2009 and 60% for calendar year 2010.

(v) in the event the Company’s existence ceases or the Company is combined or consolidated with another entity prior to January 1, 2011, Sterling will continue to account for the Company’s operations as though it was a separate entity and “Company” shall mean the cost centers and/or consolidating cost centers on accounting systems maintained and determined by Sterling, to approximate the assets, liabilities, and business of the corporate entity formerly constituting the Company at the Effective Time, and except as provided in this Subsection (v), in no event shall Company include any entity or the assets, liabilities, revenues or expenses of any entity combined or consolidated with the Company after the Effective Time.

(vi) revenues, operating expenses and amortization of intangibles shall be determined on the accrual method of accounting in accordance with GAAP (except as modified by this Agreement);

(A) provided that Sterling (or any of its Affiliates hereof)) may contribute funds to the Company necessary for the purposes of retirement of the Company’s debts, contributions of capital to cause the Company to have positive equity capital, or for other corporate purposes (“Additional Capital”) and when calculating the amounts of Additional Share Exchange Consideration that may be payable from time to time in accordance with this Section 2.5, the net earnings of the Company shall be adjusted by a charge equal to the Sterling Bank base rate in effect at the time of each respective contribution, if any, plus 1.0% per annum (but not exceeding the maximum rate permitted by applicable law) applied on a simple interest basis to each respective contribution, if any;

(B) provided that expenses shall not include (1) the base salary and cost of benefits for one additional salesperson for the first twelve months of service of such person (but not beyond June 30, 2008) or (2) the base salary of a second additional salesperson for the first twelve months of service of such person (but not beyond June 30, 2008) provided further that the base salary of such second additional salesperson shall be deducted from the Earn-Out Cash amount due Shareholders on a dollar-for-dollar basis; and

(C) provided that expenses for any one calendar year shall not include bonuses not exceeding $400,000 in the aggregate paid to employees of the Company at the discretion of Donald R. Black for such calendar year provided that the amount of such bonuses shall be deducted from the Earn-Out Cash due Shareholders on a dollar-for-dollar basis;

(D) provided that expenses shall not include any Loss to the extent such Loss has been paid by the Shareholders under Article IX hereof, setoffs have been taken under Section 9.8 hereof, or Sterling’s Indemnified Persons (as defined in Section 9.2 hereof) are otherwise made whole.

(d) Each year after determining the Earn-Out Cash to be paid pursuant to this Section 2.5, Sterling shall deliver to the Shareholder Trustee a certificate signed by an officer of Sterling setting forth the calculation it made to determine the Earn-Out Cash to be paid. Within twenty (20) calendar days after the delivery to the Shareholder Trustee of the calculation of the Earn-Out Cash (the “Earn-Out Calculation”) (the “Shareholders’ Review Period”), the Shareholder Trustee shall notify Sterling of his agreement or disagreement with the Earn-Out Calculation. If the Shareholder Trustee in good faith disagrees with Sterling’s Earn-Out Calculation, the Shareholder Trustee may deliver to Sterling, prior to the expiration of the Shareholders’ Review Period, a notice (the “Shareholders’ Objection Notice”) setting forth in reasonable detail (i) the items or amounts with which the Shareholder Trustee disagrees and the basis for such disagreement and (ii) the Shareholder Trustee’s proposed corrections to the Earn-Out Calculation. If the Shareholder Trustee does not deliver a Shareholders’ Objection Notice within the Shareholders’ Review Period, the Shareholders shall be deemed to agree in all respects with the Earn-Out Calculation and the items and amounts reflected thereon shall be final and binding upon the Shareholders and Sterling. If a Shareholders’ Objection Notice is properly and timely delivered and Sterling and the Shareholder Trustee are unable to resolve any disagreement between them with respect to the Earn-Out Calculation within thirty (30) calendar days after delivery of a Shareholders’ Objection Notice, Sterling and the Shareholder Trustee shall, within fifteen (15) calendar days after the end of such 30-day period, engage and cause a firm of certified public accountants mutually satisfactory to Sterling and the Shareholder Trustee (the “Accountants”), acting as experts and not as arbitrators, to promptly review the calculations of the disputed items or amounts in the Earn-Out Calculation for the purpose of resolving such dispute. Sterling and the Shareholder Trustee shall use their commercially reasonable efforts to cause the Accountants to deliver to Sterling and the Shareholder Trustee, as promptly as practicable, but no later than thirty (30) calendar days after the Accountants are engaged, a written report setting forth their resolution and their calculation of the disputed items or amounts and the final Earn-Out Calculation. Sterling and the Shareholder Trustee shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items. Upon delivery of the Accountants’ report, such report and the Earn-Out Calculation set forth therein shall be final and binding upon Sterling and the Shareholders except as to any interpretation by the Accountants of the terms and provisions of this Agreement, and in connection with such Accountants’ report, no party shall seek recourse to the courts, other tribunals or venues pursuant to this Agreement or otherwise, other than to collect any amounts due under this Section 2.5. The cost of such review and report shall be borne equally by Sterling on the one hand and the Shareholders on the other hand. Earn-Out Cash shown as owing to the Shareholders by Sterling’s certificate originally delivered to the Shareholder Trustee for a particular year shall in all events be paid to the Shareholders no later than February 28 following the end of the calendar year for which the computation is made. In the event it is determined that the Shareholders were due additional Earn-Out Cash such additional Earn-Out Cash shall be promptly issued or paid to the Shareholders upon such determination and Sterling will pay to the Shareholders interest on the unpaid portion at Sterling Bank’s base rate plus 1% per annum (not exceeding the maximum rate of interest provided by law) to the Shareholders for the period beginning February 28 of the applicable calendar year through the date of payment. Similarly, in the event it is determined that the Shareholders were not due all of the Earn-Out Cash paid to the Shareholders, the Shareholders will forfeit to Sterling such cash plus interest on such amount at Sterling Bank’s base rate plus 1% per annum (not exceeding the maximum rate of interest provided by law) for the period beginning February 28 of the applicable calendar year through the date of payment.

(e) Notwithstanding anything to the contrary contained in this Section 2.5, in no event shall Sterling be required to pay more than $10,000,000 in the aggregate in Guaranteed Cash and Earn-Out Cash.

(f) Attached as Annex A is an illustration of the calculation of the Additional Share Exchange Consideration payable to the Shareholders. In the event of any conflict between the illustration and the foregoing provisions of this Section 2.5, the foregoing provisions of this Section 2.5 shall control.

(g) Set forth on Annex B hereto opposite each holder of Company Stock is the portion of the Additional Share Exchange Consideration allocable to each such holder for each applicable calendar year. The rights of a Shareholder to receive the Earn-Out Cash pursuant to this Section 2.5 shall not be assignable except by operation of law.

(h) Sterling and the Company agree that the Company shall be operated after the Effective Time in a manner which shall be intended to maximize the long-term best interests of the Company and shall not be operated in a manner intended to increase the likelihood of the payment of Additional Share Exchange Consideration to the detriment of the long term best interests of the Company; provided that operations in the Ordinary Course of Business or consistent with the Company’s normal business practices prior to the Effective Time shall not be construed as operation in a manner adverse to the long-term best interests of the Company.

(i) In the event of a Change of Control then all of the Guaranteed Cash and Earn-Out Cash up to the full $10,000,000 monetary cap referred to in Section 2.5(e) above shall be deemed fully earned and shall become due and payable to the Shareholders paid in equal installments over the remaining years of the Earn-Out Period in accordance with the payment schedules provided for in Section 2.5(a).

Section 2.6 Closing.

Upon the terms and subject to the conditions hereof, a closing (the “Closing”) shall take place within ten Business Days after the satisfaction or waiver, if permissible, of the conditions set forth in Article VI hereof, unless otherwise agreed in writing, at the office of Sutherland Asbill & Brennan LLP, Houston, Texas (or in such other place or manner as the parties may agree), to effect the transactions provided for in this Agreement and all such other and further actions as may be required by law to make the Share Exchange effective.

Section 2.7 Closing Deliveries.

(a) At the Closing the Company shall deliver to Sterling:

(i) the minute books, stock books and corporate seals of the Company and its Subsidiaries;

(ii) executed Articles of Exchange;

(iii) a list, dated as of the Closing Date, showing (A) the name of each bank or institution where the Company have accounts or safe deposit boxes, (B) the name(s) in which such accounts or boxes are held and (C) the name of each person authorized to draw thereon or have access thereto;

(iv) all consents, including those identified in the Company Disclosure Memorandum, as are required to enable Sterling to continue to enjoy the benefit of any governmental authorization, lease, license, permit, contract or other agreement or instrument to or of which the Company or its Subsidiaries is a party or a beneficiary (the “Consents”);

(v) a list, dated as of the Closing Date, showing all liabilities and obligations of the Company, except those arising in the ordinary course of business, incurred since December 31, 2006, certified by an officer of the Company;

(vi) the results of a physical examination which results are satisfactory to Sterling for both Donald R. Black and Robert L. Burnam by a physician or medical group selected by Sterling (“Physical Examination”);

(vii) letters of transmittal in a form satisfactory to Sterling and the Shareholders executed by the Shareholders, together with the certificates representing the Company Stock issued to the Shareholders; and

(viii) such other documents, including certificates, as may be required by this Agreement or reasonably requested by Sterling.

(b) As soon as practicable after the Effective Time (but in any event no later than the second Business Day after the Effective Time) Sterling shall deliver to the Shareholders, the Share Exchange Consideration as set forth in Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties set forth in this Article III to Sterling. The Company has delivered to Sterling the Company Disclosure Memorandum referred to in this Article III prior to the date hereof.

Section 3.1 Organization, Standing and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the financial condition, results of operations, business, properties (the “Condition”) of the Company or on the ability of the Company to consummate the transactions contemplated hereby (a “Company Material Adverse Effect”). The Company has all requisite corporate power and authority (i) to carry on its business as now conducted, (ii) to own, lease and operate its assets, properties and business and (iii) to execute and deliver this Agreement and perform the terms of this Agreement. The Company has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, franchises, permits and licenses (collectively, “Authorizations”) necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company is only qualified to do business in the state of Texas, even though it provides services to clients in other jurisdictions. The Company has heretofore furnished to Sterling a complete and correct copy of its Articles of Incorporation and bylaws, as amended or restated to the date hereof. Such Articles of Incorporation and bylaws, as amended, are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

Section 3.2 Company Common Stock.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock, par value $0.01 per share. As of the date hereof, (i) 809 shares of Company Common Stock were issued and outstanding, and (ii) 191 shares of Company Common Stock were held by the Company in its treasury. The Shareholders are the record and beneficial owners and holders of the Company Stock set forth opposite their names on Annex B. All of the issued and outstanding shares of Company Common Stock are, duly authorized, validly issued and fully paid and nonassessable. None of the outstanding shares of Company Common Stock has been issued, in violation of any preemptive rights or any provision of the Company’s Articles of Incorporation or bylaws. As of the date of this Agreement, no shares of Company Common Stock have been reserved for any purpose except as set forth above or in Section 3.2 of the Company Disclosure Memorandum.

(b) Except as set forth in Section 3.2 above or Section 3.2 of the Company Disclosure Memorandum, there are no equity securities of the Company outstanding. There are no, (i) outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, (iii) outstanding notes, bonds, debentures or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote, or (iv) outstanding stock appreciation rights or other rights to redeem for cash any options, warrants or other securities of the Company (collectively, “Company Options”). Except as set forth in Section 3.2 of the Company Disclosure Memorandum, there are no contracts, commitments, understandings or arrangements by which the Company is or may be bound to transfer any shares of the capital stock of the Company, and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of any such shares.

(c) Except as set forth in Section 3.2(a) above or in the Company Disclosure Memorandum, there are no securities required to be issued by the Company under any Company Stock Plan, dividend reinvestment or similar plan.

(d) Except as set forth in Section 3.2 of the Company Disclosure Memorandum, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company. There are no agreements, arrangements or commitments of any kind or character pursuant to which any Person is or may be entitled to cause the Company to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company.

(e) There are no restrictions applicable to the payment of dividends on any shares of the Company Common Stock except pursuant to the TBCA and all dividends and distributions declared prior to the date hereof have been fully paid.

Section 3.3 Subsidiaries.

The Company does not have and has never had any Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other ownership interests in any corporation, limited liability company, partnership, joint venture or other entity.

Section 3.4 Authorization of Share Exchange and Related Transactions.

(a) The Company has full corporate power and authority, and no further proceeding on the part of the Company are necessary to execute and deliver this Agreement, and to consummate the transactions contemplated hereby, which have been duly and validly authorized by its shareholders and Board of Directors. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the Articles of Incorporation or bylaws of the Company.

(b) Neither the execution and delivery of this Agreement, the consummation by the Shareholders of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of the Company, (ii) except as set forth in Section 3.4 of the Company Disclosure Memorandum. constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon, any property or assets of the Company pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any of them is a party or by which any it or any of its properties or assets may be subject, except with respect to the Investment Contracts for which consent to the assignment resulting from the Share Exchange has not been received, or (iii) subject to receipt of the requisite approvals referred to in Section 7.1 of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of their properties or assets.

(c) Other than the consents, authorizations, approvals or exemptions required from (i) the Commissioner, the FDIC, the Federal Reserve Board or other applicable governmental authority, (ii) with respect to the Investment Contracts, and (iii) the Persons described in Section 3.4 of the Company Disclosure Memorandum, no notice to, filing with, authorization of, exemption by, or consent or approval of any governmental body, authority or any other Person is necessary for the consummation by the Company of the Share Exchange, the resulting change of control of the Company, and the other transactions contemplated by this Agreement.

Section 3.5 Financial Statements and Regulatory Reports.

(a) The Company (i) has delivered to Sterling copies of the unaudited balance sheets and the related unaudited statements of income, shareholders’ equity and cash flows (including related notes and schedules) of the Company as of and for the periods ended December 31, 2005 and December 31, 2004, and of the unaudited balance sheet and the related unaudited statement of income, as of and for the twelve (12) months ended December 31, 2006 (the “Company Financial Statements”), and (ii) has furnished Sterling with a true and complete copy of each material report filed by the Company with any Regulatory Authorities from and after January 1, 2001 (each a “Regulatory Reporting Document”), which are all the material documents that the Company was required to file with the Regulatory Authorities since such date and all of which complied when filed in all material respects with all applicable laws and regulations.

(b) The Company Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are in accordance with the books and records of the Company, which are complete and accurate in all material respects and which have been maintained in accordance with good business practices, and (ii) present fairly the financial position and the results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates and for the periods indicated. The financial statements are prepared using the accrual method of accounting. The Federal Income Tax Returns of the Company are filed using the cash method of accounting. No independent certified public accountants have prepared or delivered to the Company any management letters that express any material concerns or issues regarding the Company’s internal controls, accounting practices or financial conditions since January 1, 2001.

(c) Except for liabilities and obligations incurred in the Ordinary Course of Business of the Company and except as disclosed in Section 3.5 of the Company Disclosure Memorandum, the Company does not have any material liabilities or obligations, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Company Financial Statements. The Company will provide Sterling with the unaudited and statements of financial position of the Company as of the end of each month hereafter, prepared on a basis consistent with prior periods. The Company has no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

Section 3.6 Absence of Undisclosed Liabilities.

Except as set forth in Section 3.6 of the Company Disclosure Memorandum, the Company does not have any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $25,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the balance sheet of the Company as of December 31, 2006, included in the Company Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2006, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of the Company as of the date hereof. Since December 31, 2006, the Company has not incurred or paid any obligation or liability that would have a Company Material Adverse Effect.

Section 3.7 Tax Matters.

Except as set forth in Section 3.7 of the Company Disclosure Memorandum:

(a) All Tax Returns required to be filed by or on behalf of the Company have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to the Company for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for on the December 31, 2006 financial statements included in the Company Financial Statements. With respect to the periods for which Tax Returns have not been filed, the Company has established adequate reserves for the payment of all Taxes.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately provided for on the Company Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. The Company is not involved in any audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

(d) Adequate provision for any Taxes due or to become due for the Company for any period or periods through and including December 31, 2006, has been made and is reflected on the December 31, 2006 financial statements included in the Company Financial Statements. Deferred Taxes of the Company have been provided for in the Company Financial Statements. None of the assets or properties of the Company is subject to any Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained.

(e) The Company has collected and withheld all Taxes which it has been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and has timely submitted all such collected and withheld amounts to the appropriate authorities. The Company is in compliance in all material respects with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any state, local or foreign laws, and the rules and regulations, thereunder.

(f) The Company has not made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible (i) under Section 280G of the Code, or (ii) under Section 162(m) of the Code (or any corresponding provision of state, local or foreign tax law). The Company has not paid and does not owe any amount under a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) under which income would be required to be recognized by a participant under Section 409A(a)(1)(A) of the Code.

(g) The Company does not own any interest in an entity or arrangement characterized as a partnership for United States federal income tax purposes; the Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; no debt of the Company is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; and the Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since January 1, 1998, and the Company will be an S corporation up to and including the day before the Effective Time. The Company has not in the past ten years, (i) acquired assets from any corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

Section 3.8 Other Regulatory Matters.

The Company has not taken or agreed to take any action and, to the knowledge of the Company, there is no fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 7.1(a).

Section 3.9 Properties.

Except as set forth in Section 3.9 of the Company’s Disclosure Memorandum, the Company has good and indefeasible title, free and clear of all Liens except Permitted Liens, to all their properties and assets whether tangible or intangible, real, personal or mixed, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent business practices since the date of the Financial Statements. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by any of the Company are held under valid instruments enforceable in accordance with their respective terms, subject to the Remedies Exception. All of the Company’s equipment in regular use is in good, serviceable condition, reasonable wear and tear excepted.

Section 3.10 Compliance with Laws.

Except as set forth in Section 3.10 of the Company Disclosure Memorandum:

(a) The Company is in compliance in all material respects with all laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures;

(b) The Company has not received any notification or communication from any agency or department of any federal, state or local government, including the SEC and the staffs thereof (collectively, the “Regulatory Authorities”) (i) asserting that since January 1, 2001, the Company is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of the Company, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of the Company, (iii) requiring or threatening to require the Company, or indicating that the Company may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of the Company, including, without limitation, any restriction on the payment of dividends, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of the Company, including, without limitation, any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence being herein referred to as a “Regulatory Agreement”); and

(c) Since January 1, 2001, the Company has not been a party to any effective Regulatory Agreement.

Section 3.11 Employee Benefit Plans.

Except as set forth in Section 3.11 of the Company Disclosure Memorandum:

(a) The Company has delivered to Sterling prior to the execution of this Agreement true and complete copies (and, in the case of each material plan, financial data with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans, programs or arrangements, or fringe benefit plans, including, without limitation, all “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not terminated, and trust agreements and insurance contracts under or with respect to which the Company has or could have any liability (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans pursuant to which the Company is or may become obligated to, or obligated to cause any other Person to, issue, deliver or sell shares of capital stock of the Company, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of the Company, is referred to herein as a “Company Stock Plan.” No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. The Company has set forth in Section 3.11 of the Company Disclosure Memorandum (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Stock Plans and (iii) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under Company Benefit Plans;

(b) From their inception, all Company Benefit Plans have been and are in compliance in all material respects with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, including the terms of such plans;

(c) All liabilities of any sort (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statements. No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code;

(d) The Company does not have any obligations for retiree health or other welfare benefits under any Company Benefit Plan or otherwise other than as required by COBRA. There are no restrictions on the rights of the Company to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder;

(e) Except as disclosed in Section 3.11 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits. No amounts payable under any Company Benefit Plan will be nondeductible pursuant to either Section 280G or 162(m) of the Code;

(f) Neither the Company nor any plan fiduciary of any Company Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

(g) All Company Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no written agreements or, to the Company’s knowledge, any oral agreements, regarding increases in benefits (whether expressed or implied) under any of these plans, nor, to the Company’s knowledge, any obligations, commitments, or understanding to continue any of these plans (whether expressed or implied) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

(h) There are no violations, defaults, breaches or liabilities under any Company Benefit Plan which could subject the Company, Sterling or any Sterling Subsidiary, the Company Benefit Plan or any fiduciary thereunder, to Taxes, penalties or liabilities; and

(i) There are no claims pending with respect to, or under, any Company Benefit Plan other than routine claims for plan benefits, and there is no litigation pending, or to the knowledge of the Company, any disputes or litigation threatened with respect to any such plans.

Section 3.12 Commitments and Contracts.

Except as set forth in Section 3.12 of the Company Disclosure Memorandum, the Company is not a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

(a) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any Employee, including in any such person’s capacity as a consultant (other than those which either (i) are terminable at will by the Company without requiring any payment by the Company or (ii) do not involve payments with a present value of more than $10,000 individually or $50,000 in the aggregate by the Company during the remaining term thereof (without giving effect to extensions or renewals of the existing term thereof)) which payments may be made at the election or with the consent or concurrence of the Company;

(b) any labor contract or agreement with any labor union;

(c) any contract not made in the usual, regular and ordinary course of business containing non-competition covenants which limit the ability of the Company to compete in any line of business or which involve any restriction of the geographical area in which the Company may carry on its business (other than as may be required by law or applicable Regulatory Authorities);

(d) any other contract or agreement for which the Company was or is required to obtain the approval of any Regulatory Authority prior to becoming bound or to consummating the transactions contemplated thereby;

(e) any lease, sublease, license, contract and agreement which obligates or may obligate the Company for an amount in excess of $5,000 annually or which have a current term of one year or longer; provided, however, that the foregoing shall not include any lease, sublease, license, contract or agreement which may be terminated by the Company, without penalty, upon thirty (30) day’s or less prior written notice;

(f) any contract requiring the payment of any penalty, termination or other additional amounts as “change of control” payments or otherwise as a result of the transactions contemplated by this Agreement, or providing for the vesting or accrual of benefits or rights upon a “change of control” or otherwise as a result of the transactions contemplated by this Agreement;

(g) any agreement with respect to the acquisition of the assets or stock of another financial advisor, trust company, or

(h) any outstanding interest rate exchange or other derivative contracts.

Section 3.13 Material Contract Defaults.

Except as set forth in Section 3.13 of the Company Disclosure Memorandum, the Company is not, or has not received any notice or has any knowledge that any party is, in any material respect, in breach, violation or default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party or by which the Company or the assets, business or operations thereof may be bound or affected or under which it or its assets, business or operations receives benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

Section 3.14 Legal Proceedings.

Except as set forth in Section 3.14 of the Company Disclosure Memorandum, there are no claims or charges filed with, or proceedings, arbitrations, mediations, or investigations (“Proceedings”) by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of the Company’s management, threatened against the Company, or against any property, asset, interest or right of any of them. The Company is not a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Company Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 3.15 Absence of Certain Changes or Events.

(a) Since January 1, 2001, except (i) as disclosed in any Regulatory Reporting Document filed since January 1, 2001 and prior to the date hereof or (ii) as set forth in Section 3.15 of the Company Disclosure Memorandum, the Company has not (a) incurred any liability which has had a Company Material Adverse Effect, (b) suffered any change in its Condition which would have a Company Material Adverse Effect, other than changes after the date hereof which affect the financial advisory or fiduciary services industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent business practices or (d) changed any accounting practices.

(b) Except as set forth in of the Section 3.15 of the Company Disclosure Memorandum, since December 31, 2006, the Company has not:

(i) entered into any agreement, commitment or transaction other than in the ordinary course of business consistent with prudent business practices;

(ii) incurred, assumed or become subject to, whether directly or by way of any guaranty or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business and consistent with prudent business practices;

(iii) permitted or allowed any of its property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens) other than in the ordinary course of business and consistent with prudent business practices;

(iv) except in the ordinary course of business consistent with prudent business practices, canceled any debts, waived any claims or rights, or sold, transferred or otherwise disposed of any its properties or assets;

(v) except for regular salary increases granted in the ordinary course of business consistent with prior practice, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any Company Benefit Plan;

(vi) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect with capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other of its securities;

(vii) organized or acquired any capital stock or any other equity securities or acquired any equity or ownership interest in any Person (except for settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose the Company to any liability from the business, operations or liabilities of such Person);

(viii) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent business practices; or

(ix) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section 3.15(b) in the future so that any such representation would not be true in all material respects as of the Closing.

Section 3.16 Reports.

Since January 1, 2001, the Company has filed on a timely basis all material reports and statements, together with all amendments required to be made with respect thereto (collectively “Reports”), that it was required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 2001, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

Section 3.17 Insurance.

Section 3.17 of the Company Disclosure Memorandum lists the policies of insurance maintained by the Company and to the knowledge of the Company’s management, such policies provide adequate coverage against all pending or threatened claims. Except as set forth in Section 3.17 of the Company Disclosure Memorandum, there have been no claims under the Company’s insurance policies within the last four calendar years and the Company does not have knowledge of any facts which would form the basis of a claim under such policies.

Section 3.18 Labor.

No material work stoppage involving the Company is pending or, to the knowledge of the Company’s management, threatened. The Company is not involved in, or, to the knowledge of the Company’s management, threatened with or affected by, any labor or other employment-related dispute, arbitration, lawsuit or administrative proceeding. Employees of the Company are not represented by any labor union, and, to the knowledge of the Company’s management, no labor union is attempting to organize employees of the Company.

Section 3.19 Material Interests of Certain Persons.

Except as set forth in Section 3.19 of the Company Disclosure Memorandum, no officer or director of the Company, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company.

Section 3.20 Brokers and Finders.

Except as set forth in Section 3.20 of the Company Disclosure Memorandum (which shall identify the broker, finder or other Person and amount of compensation payable), none of the Shareholders, the Company or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, no other broker, finder or other Person has acted directly or indirectly for the Shareholders or the Company in connection with this Agreement or the transactions contemplated hereby, and no other amount is payable based upon the consummation of the transaction contemplated by this Agreement.

Section 3.21 State Takeover Laws.

The transactions contemplated by this Agreement are exempt from any applicable charter or contractual provision containing change of control or anti-takeover provisions and, to the knowledge of the Company, from any applicable state takeover law.

Section 3.22 Environmental Matters.

Except as set forth in Section 3.22 of the Company Disclosure Memorandum:

(a) The Company and any Property (as herein defined) owned or operated by it has been and is in compliance with all applicable Environmental Laws. To the knowledge of the Company (without any separate investigation) There is no present event, condition or circumstance, or to the knowledge of the Company, any past event, condition or circumstance (i) that could interfere with the conduct of the business of the Company in any manner now conducted relating to such entities’ compliance with Environmental Laws, (ii) that could constitute a violation of, or serve as the basis of liability pursuant to, any Environmental Law, or (iii) relating to the compliance with any Environmental Law which would have a Company Material Adverse Effect.

(b) The Company and its Properties have not been, and are not now subject to any actual or, to the knowledge of the Company, potential or threatened claim or proceeding pursuant to any Environmental Law and the Company has not received any notice from any Person of any actual or alleged violation, or liability pursuant to, any Environmental Law.

(c) There is no Controlled Property (as herein defined) for which the Company is, or to the Company’s knowledge was, required to obtain any permit, license or authorization under any Environmental Law.

(d) The Company has generated any Hazardous Substances for which it was required under any Environmental Law to execute any Hazardous Disposal Manifest and no Hazardous Substances have been released from any Property that constitutes a violation of Environmental Laws.

(e) To the knowledge of the Company (without any separate investigation), there are no underground or above ground storage tanks on or under any Property nor any Hazardous Substances (at, in, on, under or emanating from any Property) in any quantity or concentration exceeding any standard or limit established pursuant to applicable Environmental Law.

(f) To the knowledge of the Company (without any separate investigation), there is no asbestos containing material (“ACM”) present in any Controlled Property except non-friable ACM which can be managed in place in compliance with Environmental Law without air monitoring, removal or encapsulation which is managed under and in compliance with an operations and maintenance program.

(g) There are no obligations, undertakings or liabilities arising out of or related to any Environmental Law that the Company has agreed to, assumed, or retained, by contract or otherwise.

(h) For purposes of this Section 3.22, “Property” includes (i) any property (whether real or personal) which the Company currently or in the past has leased, operated, owned or managed in any manner including, without limitation, any property acquired by foreclosure or deed in lieu thereof (a “Controlled Property”) and (ii) property now held as security for a loan or other indebtedness by the Company or property currently proposed as security for loans or other credit the Company is currently evaluating to extend or has committed to extend (“Collateral Property”). With respect to any past conditions, events, facts or circumstances concerning any Controlled Property which conditions, events, facts or circumstances existed or occurred prior to the earliest date of any leasehold interest, operation, ownership or management of such Controlled Property by the Company, the representations of this Section 3.22 shall be limited to the knowledge of the Company (without any separate investigation). For purposes of this Section 3.22, “operated” and “managed” shall have the meaning of “operator” as that term is defined in 42 U.S.C. §9601(20) and under applicable federal case law.

Section 3.23 Patents, Trademarks and Copyrights.

(a) Except as set forth in Section 3.23 of the Company Disclosure Memorandum, the Company does not require the use of any material patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or material trade secret for the business or operations of the Company. The Company owns or is licensed or otherwise has the right to use the items listed in Section 3.23 of the Company Disclosure Memorandum.

(b) The Company owns all right, title and interest in and to, or holds valid licenses or sub-licenses to use, all of the computer software used by the Company in its operations, free and clear of any Liens (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company from others). Except as specified on in Section 3.23 of the Company Disclosure Memorandum, all computer software owned by the Company was developed by the Company entirely through its own efforts and for its own account. The use by the Company of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

(c) Except as set forth in Section 3.23 of the Company Disclosure Memorandum, no director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company as now conducted.

Section 3.24 Company Indebtedness.

Except as set forth in Section 3.24 of the Company Disclosure Memorandum, the Company has no Company Indebtedness. The Company has delivered to Sterling true and complete copies of all loan documents (the “Company Loan Documents”) related to all Company Indebtedness and made available to Sterling all material correspondence concerning the status of such indebtedness.

Section 3.25 Advisory Business.

(a) Except as set forth in Section 3.25 of the Company Disclosure Memorandum, the Company is (and at all relevant times was) duly licensed to conduct an investment advisory and management business presently (and formerly) conducted by it under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the laws of each applicable jurisdiction. The Company has (and at all relevant times had) all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders (the “Permits”) of any Regulatory Authority necessary to conduct its businesses in the manner and in the areas in which businesses are (and have been) conducted and all such Permits are (and at all relevant times have been) valid and in full force and effect. The Company is not (and at all relevant times has not) engaged in any activity that would cause revocation or suspension of any such Permit and no action or Proceeding relating to the revocation or suspension of any such Permit is (or was) pending, or to the knowledge of the Company, threatened by any Regulatory Authority.

(b) The Company has filed or otherwise provided all reports, including without limitation all Uniform Application for Investment Adviser Registrations (“Form ADVs”) and all amendments thereto, data, other information and applications required to be filed with or otherwise provided to the federal and state securities regulatory authorities of its domiciliary jurisdiction and, except as set forth in Section 3.25 of the Company Disclosure Memorandum, all other applicable Regulatory Authorities, and all governmental authorizations in respect thereof as are necessary to conduct their respective businesses as presently conducted are (and at all relevant times have been) in full force and effect. All such reports, data, information and applications were prepared in all material respects in accordance with the requirements of Applicable Laws, including without limitation the Advisers Act and the regulations promulgated thereunder, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of circumstances under which they were made, not misleading. There are no material pending disputes or controversies with, or, to the knowledge of the Company, investigations undertaken by such Regulatory Authorities relating to the Company. The Company has made available to Sterling complete and correct copies of all reports of examinations (whether financial, market conduct or other) issued by Regulatory Authorities with respect to the Company since January 1, 2001; no deficiencies material to the financial condition or operation of the Company are presently being asserted (or at any relevant time have been asserted) by any regulatory authority with respect to any reports or filings made by the Company since January 1, 2001; and the Company has made available to Sterling copies of all written responses submitted by the Company from and after December 31, 2001 in respect of any report of examination (whether financial, market conduct or other) of the Company made by any Securities Regulatory Authority. The Company has made available to Sterling copies of all files of the Company relating to correspondence with federal, state and foreign securities authorities during the past three (3) years.

(c) Each director, officer, agent or employee of the Company who is required to be registered as principal, representative, adviser or agent with the securities commission of any state or self regulatory organization is duly registered as such and such registration is in full force and effect and each such registered representative or principal has at least the minimum series license for the activities which such person performs.

(d) The Company has provided to Sterling each Form ADV filed by the Company in the three-year period prior to the date of this Agreement.

(e) The Company is in compliance in all material respects with the applicable requirements of ERISA with respect to the operation and provision of its services.

(f) The Company is not required to be registered as an investment company, commodity trading adviser, commodity pool operator, futures commission merchant, or transfer agent under any laws.

(g) None of the Company, nor any “associated person”, as defined in the Advisers Act is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser. The Company does not provide investment advisory, subadvisory, or management services to or through (i) any issuer or other person that is an investment company (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (“Investment Company Act”), (ii) any issuer or other person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3), or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting, or trading in securities.

(h) Section 3.25 of the Company Disclosure Memorandum sets forth a complete and accurate list of all soft dollar arrangements and any similar third party arrangements of the Company.

(i) Except as set forth in Section 3.25 of the Company Disclosure Memorandum, the Company owns all of the advisory or management book of business reflected in the books and records of the Company without any Lien.

(j) Except as set forth in Section 3.25 of the Company Disclosure Memorandum, neither the Company nor any employee or agent of the Company has been or is now:

(i) subject to a permanent or temporary order, judgment or decree of any court, the SEC, the Commodities Futures Trading Commission, any state or any securities or commodities self-regulatory organization, censuring, limiting, suspending, barring, enjoining, fining or otherwise sanctioning, limiting, suspending or barring the Company from acting as or associating with an investment adviser, broker/dealer, underwriter, municipal securities dealer or broker, commodities futures trading adviser, futures commission merchant, member of any securities or futures self-regulatory organization, affiliated person or employee of an investment company, bank or insurance company, or engaged in or continued any prohibited conduct or practice in connection with any such entity or in connection with the purchase or sale of any security.

(ii) convicted within the previous ten years of any felony or misdemeanor (other than traffic offenses).

(iii) found by any court, the SEC, Commodities Futures Trading Commission, any state or any securities or commodities self-regulatory organization, to have been engaged in, or convicted of engaging in, any of the following:

(A) willfully making or causing to be made in any application for registration or report required to be filed with any of the above organizations, or in any proceeding before any of the above organizations with respect to registration, any statement which was at the time and in light of the circumstances under which it was made false or misleading with respect to any material fact, or which omitted to state in any such application or report any material fact which is required to be stated therein;

(B) willfully violating any provision of the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, the Commodities Exchange Act, or of the rules and regulations under any such statutes, or of any rule of the Municipal Securities Rulemaking Board or being unable to comply with any such provision; or

(C) willfully aiding, abetting, counseling, commanding, inducing or procuring the violation by any other person of any provision of the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, the Commodities Exchange Act, or of the rules and regulations under any such statutes, or of the rules of the Municipal Securities Rulemaking Board, or failing reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules and regulations, another person who commits such a violation, if such other person is subject to his supervision.

(iv) filed for bankruptcy.

Section 3.26 Account Administration

All accounts represented by Investment Contracts (“Accounts”) have been properly administered in all material respects in conformity with the terms of the applicable governing documents and with the governing law (including, without limitation, applicable standards of fiduciary conduct and requirements of best execution). All clients are invested in appropriate investment products and in appropriate allocations. All material information and records demonstrating the correctness of the foregoing representation are maintained by the Company in its normal files at the Company’s premises. In connection with the performance of services related to the Accounts, the Company has not made any guarantee or assurance to any Person concerning a rate of return, marketability or quality of the assets managed by the Company. The Investment Contracts under which the Company is serving in an advisory capacity are in full force and effect and provide the Company with the requisite authority to act as an adviser. The Company does not have possession or act as a custodian for any assets managed by the Company. The Company is not required to be licensed as a bank or trust company and acts only in an advisory capacity.

Section 3.27 Fees.

All portfolio management fees of the Company that are reflected on the Company Financial Statements or on the Company’s accounting records as of the Closing Date represent or will represent valid obligations arising from services rendered in the ordinary course of business. All fees being collected by the Company are due and payable to the Company.

Section 3.28 Licenses and Authorizations.

Except as set forth in Section 3.28 of the Company Disclosure Memorandum, there is no license, permit or other governmental authorization that by its terms or applicable law expires, terminates or is otherwise rendered invalid upon the Share Exchange or upon the transfer of the Company Stock to a valid holder of such license, permit or authorization and is required in order for the business of the Company to continue to be conducted following the transfer of the Company Stock in the same manner as conducted previously.

Section 3.29 Broker-Dealer Registration.

The Company is not required to register as a broker-dealer under the Exchange Act, or under any other Laws. All Company employees who are required to register or license as a broker-dealer or as a representative, principal, agent, salesman, or similar capacity of a broker-dealer (“Broker-Dealer Representatives”) have registered under all applicable federal and state laws, and in accordance with the requirements of the National Association of Securities Dealers (“NASD”) and any other applicable self-regulatory organization and such registration is in full force and effect. All Broker-Dealer Representatives are listed on Section 3.29 of the Company Disclosure Memorandum. All Broker-Dealer Representatives are in compliance in all material respects with all Laws, applicable to them and with the rules of the NASD and each other applicable self-regulatory organization having jurisdiction over them. Each Broker-Dealer Representative has at least the minimum series license for the activities that such person performs. No Broker-Dealer Representative is (i) subject to a statutory disqualification as such term is defined in the Exchange Act, (ii) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer (as defined in the Exchange Act), or (iii) is subject to a disqualification that would be the basis for censure, limitations on the activities, function or operations of, or suspension or revocation, of the registration under the Exchange Act or any other applicable Law of the NASD or other applicable self-regulatory organization. To the Company’s knowledge, all accounts serviced by Broker-Dealer Representatives have been properly serviced and/or administered in all material respects in conformity with the terms of the applicable governing documents and with the governing law. To the Company’s knowledge, all clients serviced by the Broker-Dealer Representatives are invested in appropriate investment products and in appropriate allocations.

Section 3.30 MBM Securities Inc.

The shareholders of MBM Securities, Inc., a Texas corporation (“MBM Securities”), are Donald R. Black and Robert L. Burnam and the Company does not have any ownership interest in MBM Securities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling represents and warrants to the Company and the Shareholders as follows:

Section 4.1 Organization, Standing and Authority.

(a) Sterling is a banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Sterling is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect on the Condition of Sterling and its Subsidiaries taken as a whole or on the ability of Sterling to consummate the transactions contemplated hereby (a “Sterling Material Adverse Effect”). Sterling has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and to execute and deliver this Agreement and perform the terms of this Agreement. Sterling has in effect all Authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for those Authorizations the absence of which, either individually or in the aggregate, would not have a Sterling Material Adverse Effect.

Section 4.2 Authorization of Share Exchange and Related Transactions.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sterling, to the extent required by applicable law. This Agreement represents a valid and legally binding obligation of each of Sterling, enforceable against Sterling in accordance with its terms except as such enforcement may be limited by the Remedies Exception.

(b) Neither the execution and delivery of this Agreement by Sterling, the consummation by Sterling of the transactions contemplated hereby nor compliance by Sterling with any of the provisions hereof will (i) conflict with or result in a breach of any provision of Sterling’s Articles of Incorporation or bylaws, (ii) constitute or result in a breach or violation of any term, condition or provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any Lien upon any property or assets of Sterling pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, individually or in the aggregate, have a Sterling Material Adverse Effect or (iii) subject to receipt of the requisite approvals referred to in Section 7.1(a) of this Agreement, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Sterling or any of its properties or assets.

Section 4.3 Financial Statements.

(a) Sterling has delivered to the Company copies of the audited consolidated balance sheets and the related audited consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including related notes and schedules) of Bancshares and its consolidated Subsidiaries as of and for the periods ended December 31, 2006 and December 31, 2005 filed by Bancshares pursuant to the Exchange Act and the rules and regulations of the SEC promulgated thereunder (collectively, the “Sterling Financial Statements”).

(b) The Sterling Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are in accordance with the books and records of Bancshares and its consolidated Subsidiaries, are complete and accurate in all material respects and, have been maintained in accordance with good business practices, and (b) present fairly the consolidated financial position and the consolidated statements of income, changes in shareholders’ equity and cash flows of Bancshares and its Subsidiaries as of the dates and for the periods indicated, in accordance with GAAP, subject in the case of unaudited interim financial statements to normal recurring year-end adjustments and except for the absence of certain footnote information in the unaudited interim financial statements.

(c) Neither Bancshares nor its Subsidiaries have any liabilities or obligations of a type which should be included in or reflected on the Sterling Financial Statements if prepared in accordance with GAAP, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Sterling Financial Statements.

Section 4.4 Sterling SEC Reports.

Since January 1, 2001, Bancshares has filed on a timely basis all reports and statements, together with all amendments required to be made with respect thereto, that as an issuer it is required to file with the SEC pursuant to the Exchange Act (the “Sterling SEC Reports”). Such Sterling SEC Reports did not, as of their respective dates (or if amended by a filing prior to the date hereof, then as of the date of such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a Sterling SEC Report filed subsequently and prior to the date hereof.

Section 4.5 Regulatory Matters.

Neither Sterling nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 7.1(a).

Section 4.6 Legal Proceedings.

There are no claims or charges filed with, or proceedings or investigations by, Regulatory Authorities or actions or suits instituted or pending or, to the knowledge of Sterling’s management, threatened against Sterling or any of its Subsidiaries, or against any property, asset, interest or right of any of them, that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. Neither Sterling nor any of its Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any Law or Order that, individually or in the aggregate, might reasonably be expected to have a Sterling Material Adverse Effect or might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

Section 4.7 Brokers and Finders.

Except as set forth in Section 4.7 of the Sterling Disclosure Memorandum, neither Sterling nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees and no broker or finder has acted directly or indirectly for Sterling or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

Section 4.8 Share Exchange Consideration.

Sterling has sufficient cash available to fund the Share Exchange Consideration.

Section 4.9 Absence of Undisclosed Liabilities.

Except as set forth in the Sterling SEC Reports or Section 4.9 of the Sterling Disclosure Memorandum, neither Sterling nor any of its Subsidiaries has any obligations or liabilities (contingent or otherwise) in an amount equal to, or in excess of, $250,000, in the aggregate, except obligations and liabilities (i) which are fully accrued or reserved against in the consolidated balance sheet of Bancshares and its Subsidiaries as of December 31, 2006, included in the Sterling Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 2006, in the ordinary course of business consistent with past practice and have been fully accrued and reserved for on the books of Bancshares as of the date hereof. Except as set forth in the Sterling SEC Reports, since December 31, 2006, neither Bancshares nor any of its Subsidiaries has incurred or paid any obligation or liability which would have a Sterling Material Adverse Effect.

Section 4.10 Tax Matters.

Except as set forth in the Sterling SEC Reports or Section 4.10 of the Sterling Disclosure Memorandum:

(a) All material Tax Returns required to be filed by or on behalf of Sterling or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted and have not expired, all such Tax Returns filed are complete and accurate in all material respects and all Taxes payable by or with respect to Sterling and its Subsidiaries for the periods covered by such Tax Returns (whether or not shown on such Tax Returns) have been timely paid in full or are adequately reserved for in accordance with GAAP on the December 31, 2006 financial statements included in the Sterling Financial Statements. With respect to the periods for which Tax Returns have not been filed, Sterling and its Subsidiaries have established adequate reserves determined in accordance with GAAP for the payment of all Taxes.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed against Sterling or any of its Subsidiaries that are not adequately provided for on the Sterling Financial Statements and no request for waivers of the time to assess any such Taxes has been granted or are pending. Neither Sterling nor any Subsidiary is involved in any material audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes. All Taxes due with respect to completed and settled examinations or concluded litigation have been paid or adequately reserved for. No claim has ever been made by an authority in a jurisdiction where any of Sterling and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Adequate provision for any Taxes due or to become due for Sterling and any of its Subsidiaries for any period or periods through and including December 31, 2006, has been made, in accordance with GAAP, and is reflected on the December 31, 2006 financial statements included in the Sterling Financial Statements. Deferred Taxes of Sterling and its Subsidiaries have been provided for in the Sterling Financial Statements in accordance with GAAP. None of the assets or properties of Sterling or any of its Subsidiaries is subject to any Tax lien, other than such liens for Taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained in accordance with GAAP.

(d) Sterling and its Subsidiaries have collected and withheld all Taxes which they have been required to collect or withhold in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and have timely submitted all such collected and withheld amounts to the appropriate authorities. Sterling and its Subsidiaries are in compliance in all material respects with the back-up withholding and information reporting requirements under (i) the Code, and (ii) any Law.

(e) Neither Sterling nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would not be deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

Section 4.11 Compliance with Laws.

Except as set forth in the Sterling SEC Reports or Section 4.11 of Sterling Disclosure Memorandum:

(a) Each of Sterling and its Subsidiaries is in compliance in all material respects with all Laws, rules, regulations, policies, guidelines, reporting and licensing requirements and orders applicable to its business or to its employees conducting its business, and with its internal policies and procedures.

(b) Neither Sterling nor any of its Subsidiaries has received any notification or communication from any Regulatory Authority which would result in a Sterling Material Adverse Effect (i) asserting that since January 1, 2001, Sterling or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such agency, department or Regulatory Authority enforces, or the internal policies and procedures of Sterling or its Subsidiaries, (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to the Condition of Sterling or any of its Subsidiaries, (iii) requiring or threatening to require Sterling or any of its Subsidiaries, or indicating that Sterling or any of its Subsidiaries may be required, to enter into a Regulatory Agreement, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of Sterling or any of its Subsidiaries, including without limitation, any restrictions on the payment of dividends.

(c) Since January 1, 2001, neither Sterling nor any of its Subsidiaries has been a party to any effective Regulatory Agreement.

Section 4.12 Absence of Certain Changes or Events.

Since January 1, 2001, except (i) as disclosed in the Sterling SEC Reports or (ii) as set forth in Section 4.12 of the Sterling Disclosure Memorandum, neither Sterling nor any of its Subsidiaries has (a) incurred any liability which has had a Sterling Material Adverse Effect, (b) suffered any change in its Condition which would have a Sterling Material Adverse Effect, other than changes after the date hereof which affect the banking industry as a whole, (c) failed to operate its business, in all material respects, in the ordinary course consistent with past practice and prudent business practices or (d) changed any accounting practices.

Section 4.13 Reports.

Since January 1, 2001, Sterling and each of its Subsidiaries have filed on a timely basis all material Reports that they were required to file with any Regulatory Authority. No Regulatory Reporting Document with respect to periods beginning on or after January 1, 2001, contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary in order to make the statements therein not misleading.

ARTICLE V

CONDUCT OF THE COMPANY’S BUSINESS

Section 5.1 Conduct of Business Prior to the Closing Date.

During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, and except as otherwise contemplated by this Agreement, the Company shall:

(i) operate and conduct its business in the usual, regular and ordinary course, consistent with past practice and prudent business practices;

(ii) preserve intact the Company’s corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

(iii) comply with all material contractual obligations applicable to the business operations of the Company;

(iv) maintain all of its properties and assets in operating condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 3.17 of the Company Disclosure Memorandum;

(v) in good faith and in a reasonable manner (a) cooperate with Sterling in satisfying the conditions in this Agreement, (b) assist Sterling in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary to carry out and consummate the transactions contemplated by this Agreement, (c) upon the written request of Sterling, furnish information concerning the Company not previously provided to Sterling required for inclusion in any filings or applications that may be necessary in that regard, and (d) cooperate in good faith to reasonably perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest date that is reasonably possible;

(vi) timely file all Reports required to be so filed by the Company with any Regulatory Authority and to the extent permitted by applicable Law, promptly thereafter deliver to Sterling copies of all such Reports required to be so filed;

(vii) comply in all material respects with all applicable Laws and regulations, domestic and foreign;

(viii) promptly notify Sterling upon obtaining knowledge of any default, event of default or condition with which the passage of time or giving of notice would constitute a default or an event of default under the Company Loan Documents and promptly notify and provide copies to Sterling of any material written communications concerning the Company Loan Documents;

(ix) promptly give written notice to Sterling of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (c) the institution or the threat of any material litigation against the Company, or (d) any event or condition that would cause any of the representations or warranties of the Company contained in this Agreement to be untrue or misleading in any material respect or which would otherwise cause a Company Material Adverse Effect; and

(x) use its best efforts to maintain current customer relationship and preserve intact its business organization, employees, advantageous business relationships and retain the services of its officers and employees.

Section 5.2 Forbearances.

During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, and except as set forth in Section 5.2 of the Company Disclosure Memorandum, the Company shall not, without the prior written consent of Sterling (and the Company shall provide Sterling with prompt notice of any events referred to in this Section 5.2 occurring after the date hereof):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of the Company), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loan or advance other than in the ordinary course of business consistent with past practice and prudent business practices;

(b) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution from earnings of the Company in calendar year 2007 on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, grant any stock options or stock awards, or grant any Person any right to acquire any shares of its capital stock; or issue any additional shares of capital stock;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person, or cancel, release or assign any indebtedness to such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice and prudent business practices or pursuant to contracts or agreements in force at the date of this Agreement;

(d) make any material investment (other than trades in investment securities in the ordinary course) either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(e) enter into, terminate or fail to exercise any material right under, any contract or agreement involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days’ notice, or make any change in, or extension of (other than automatic extensions) any of its leases or contracts involving annual payments in excess of $10,000 and which cannot be terminated without penalty upon 30 days’ notice;

(f) modify the terms of any Company Benefit Plan (including any severance pay plan) or increase or modify in any manner the compensation or fringe benefits of any of its Employees (including, without limitation, entering into any commitment to pay any “stay bonuses” or similar benefits) or pay any pension or retirement allowance not required by any existing plan or agreement to any such Employees, pay any bonuses, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any Employee other than routine adjustments in compensation and fringe benefits in the ordinary course of business consistent with past practice (except as may be contemplated by this Agreement);

(g) settle any claim, action or proceeding involving the payment of money damages in excess of $10,000;

(h) amend its Articles of Incorporation or its bylaws;

(i) fail to maintain its Regulatory Agreements, material Authorizations or to file in a timely fashion all federal, state, local and foreign Tax Returns;

(j) make any capital expenditures of more than $10,000 individually or $50,000 in the aggregate;

(k) fail to maintain or administer each Company Benefit Plan in accordance with applicable Law or timely make all contributions or accruals required thereunder;

(l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue at any time prior to the Closing Date, or in any of the conditions to the Share Exchange set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(m) change any methods or policies of accounting from those used in the Company Financial Statements;

(n) make or change any election, including without limitation, electing to continue as a Subchapter S corporation, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; or

(o) agree, or make any commitment, to take, in writing or otherwise, any of the actions described in clauses (a) through (n) of this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access and Information.

(a) During the period from the date of this Agreement through the Closing Date, the Company shall afford Sterling and its accountants, counsel and other representatives full access during normal business hours to the properties, books, contracts, Tax Returns, Reports, commitments and records of the Company at any time, and from time to time, for the purpose of conducting any review or investigation reasonably related to this Agreement, and shall cooperate fully with all such reviews and investigations provided that Sterling provides the Company with reasonable notice of Sterling’s on-site visits and that Sterling does not unreasonably interfere with the business operations of the Company during the course of such visits.

(b) During the period from the date of this Agreement through the Closing Date, the Company shall furnish to Sterling (i) all Reports which are filed after the date hereof promptly upon the filing thereof, (ii) a copy of each Tax Return filed by it after the date hereof, and (iii) monthly and other interim financial statements in the form prepared by the Company for its internal use. During this period, the Company shall notify Sterling promptly of any material change in the Condition of the Company.

(c) Notwithstanding the foregoing provisions of this Section 6.1, no investigation by any party hereto made heretofore or hereafter shall affect the representations and warranties of the other parties that are contained herein and each such representation and warranty shall survive such investigation.

(d) Sterling agrees that it will keep confidential any information furnished to it by the Company in connection with the transactions contemplated by this Agreement which is reasonably designated as confidential at the time of delivery, except to the extent that such information (i) was already known to Sterling and was received from a source other than the Company, directors, officers, employees or agents, (ii) thereafter was lawfully obtained from another source or was publicly disclosed by the Company or its agent or representative, or (iii) is required to be disclosed to any Regulatory Authority, or is otherwise required to be disclosed by Law. Sterling agrees not to use such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, Sterling will return to the Company or will destroy all documents furnished Sterling for its review and all copies of such documents made by Sterling. The Company agrees to keep confidential, in accordance with the provisions of this Section 6.1(d), any information furnished to it by Sterling in connection with the transactions contemplated by this Agreement that is reasonably designated as confidential at the time of delivery. The Company agrees not to use any such confidential information, and to implement safeguards and procedures that are reasonably designed to prevent such confidential information from being used, for any purpose other than in connection with the transactions contemplated by this Agreement. Upon any termination of this Agreement, the Company shall return to Sterling or destroy all documents containing any such confidential information furnished to the Company for its review and all copies of such documents made by the Company.

Section 6.2 Filing of Regulatory Approvals.

Within 30 calendar days following the date of this Agreement, Sterling and the Company shall file all notices and applications to the applicable Regulatory Authorities which Sterling deems necessary or appropriate to complete the transaction contemplated herein, including the Share Exchange; provided, however, that such 30 calendar day period shall be tolled for each day during which the Company have not provided to Sterling information Sterling has requested from the Company for purposes of such notices and applications. Sterling and the Company each agree to deliver to the other copies of all non-confidential portions of any such applications. The Company shall cooperate, and shall cause its accountants, counsel and other representatives to cooperate, with Sterling and its accountants, counsel and other representatives, in connection with the preparation by Sterling of any applications and documents required to obtain the Approvals which cooperation shall include providing all information, documents and appropriate representations as may be necessary in connection therewith and, when requested by Sterling, preparing and filing regulatory applications. All required filing fees shall be paid by Sterling.

Section 6.3 Press Releases.

Prior to the public dissemination of any press release or other public disclosure of information about this Agreement, or any other transaction contemplated hereby, the parties to this Agreement shall mutually agree as to the form and substance of such release or disclosure, except as otherwise provided by applicable Law or by rules of the NASDAQ.

Section 6.4 Miscellaneous Agreements and Consents.

Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its respective commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions to their respective obligations under this Agreement and to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as reasonably practicable, including, without limitation, using their respective commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Sterling and the Company shall use their commercially reasonable efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the reasonable opinion of Sterling or the Company, desirable for the consummation of the transactions contemplated by this Agreement and the Share Exchange. While this Agreement is in effect, neither Sterling nor the Company shall take any actions, or omit to take any actions, which would cause this Agreement to become unenforceable in accordance with its terms. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Sterling shall be deemed to have been granted authority in the name of the Company to take all such necessary or desirable action.

Section 6.5 Notice of Assignment; Amendment of Form ADV.

No later than the fifth Business Day after the date of this Agreement, the Company shall provide notice of assignment in form and substance reasonably satisfactory to Sterling to each Person who is a party to an Investment Contract, requesting consent to the assignment of such Person’s contract pursuant to the terms of the transaction contemplated by this Agreement and to use its commercially reasonable efforts to obtain such Person’s consent, which consent must be in writing and may be conveyed by facsimile. The Company shall file an amendment to its Form ADV within the time required by the Advisers Act and the regulations promulgated thereunder.

Section 6.6 Certain Change of Control Matters.

From and after the date hereof, the Company to take all action necessary so that none of the execution and delivery of this Agreement, the consummation of the Share Exchange or the consummation of the other transactions contemplated hereby will either increase, or accelerate the payment of, any benefits otherwise payable under any Company Benefit Plan, except as otherwise provided by this Agreement.

Section 6.7 Employee Benefits.

As soon as practicable following the Closing Date, Sterling shall provide generally to officers and employees of the Company employee benefits, including without limitation health and welfare benefits, life insurance and vacation arrangements, on terms and conditions which when taken as a whole are substantially similar, in the good faith opinion of Sterling, to those provided from time to time by Sterling and its Subsidiaries to their similarly situated officers and employees. In that regard, such officers and employees of the Company shall be credited under the employee benefit plans of Sterling for their years of “eligibility service” and “vesting service” earned under the Company Benefit Plans to the extent such Company Benefit Plans were comparable to the applicable Sterling plans as if such service had been earned with Sterling. Such officers and employees of the Company shall be credited with “benefit service” under the employee benefit plans of Sterling only with respect to their period of employment with Sterling and its Subsidiaries after the Closing Date in accordance with the terms and conditions of such employee benefit plans. As of the Closing Date, the employees and their dependents, if any, previously covered as of the Closing Date under the Company’s health insurance plan shall be covered under Sterling’s health insurance plan and, to the extent possible under the terms of Sterling’s then current health insurance plan, will not be subject to any pre-existing condition limitations or exclusions, except those excluded under Sterling’s health insurance plan. The Company’s employees shall not be required to satisfy the deductible and employee payments required by Sterling’s comprehensive medical and/or dental plans for the calendar year of the Closing Date to the extent of amounts previously credited during such calendar year under comparable plans maintained by the Company. Nothing in this Agreement shall operate or be construed as requiring Sterling or any of its Subsidiaries to continue to maintain or to terminate any Company Benefit Plan or any employee benefit plan of Sterling or to limit in any way Sterling’s ability to amend any such plan.

Section 6.8 Certain Actions.

No party shall take any action that would adversely affect or delay the ability of either Sterling or the Company to obtain any necessary approvals of any Regulatory Authority or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

Section 6.9 Other Inquiries and Discussions.

During the period commencing on the date hereof through the Closing Date, the Shareholders and the Company will not, and will not permit any of their respective Affiliates to, contact, respond to inquiries from or have discussions or negotiations with, any Person regarding a merger or consolidation, sale of the capital stock or assets of, or other business combination involving the Company.

Section 6.10 Certain Agreements.

Neither the Company (nor any of its agents or representatives) will waive any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Sterling, unless the Company Board concludes in good faith (based upon advice from outside counsel) that waiving such provision is necessary or appropriate in order for such board of directors to act in a manner which is consistent with its fiduciary obligations under applicable Law. The Company will immediately advise Sterling of the termination or waiver of any confidentiality or standstill or similar agreement to which it is a party by the other party or parties to such agreement.

Section 6.11 Broker’s and Finder’s Fees.

Sterling and the Company each agree to pay $12,500 to Richard Ellender upon consummation of the Share Exchange in accordance with the provisions of that certain Fee Agreement dated February 20, 2007 among Sterling, the Company and Richard Ellender. The Company shall pay all other broker’s and finder’s fees to the parties identified on Section 3.20 of the Company Disclosure Memorandum, such payments to be paid prior to the Closing Date and in such a manner so as not to constitute an expense or liability of the Company or Sterling which Sterling would be required to include in any of its consolidated statements of income.

Section 6.12 Notification; Updated Disclosure Memorandums.

The Company shall give prompt notice to Sterling, and Sterling shall give prompt notice to the Company, of (i) any representation or warranty made by them in this Agreement becoming untrue or inaccurate in any respect, including, without limitation, in the case of the Company as a result of any change in the Company Disclosure Memorandum, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.13 Closing Date.

The Company and Sterling shall each use commercially reasonable efforts to consummate the Share Exchange on or before August 31, 2007; provided, that the parties acknowledge that substantial compliance with the provisions of Section 6.2 of this Agreement shall constitute compliance with this Section 6.13. (The date of the Closing shall be the “Closing Date.”)

Section 6.14 Certain Tax Matters.

(a) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder, except that the Shareholders shall be entitled to tax distributions for any Company income (net of any losses, deductions and other tax reducing items for the calendar year 2007) that is taxable to them up to the Closing Date under Section 1366 of the Code (other than any income or gain that may be triggered (i) from transactions contemplated by or in violation of this Agreement, including a Section 338(h)(10) Election (except as may otherwise be agreed), or (ii) under Section 1374 of the Code). The tax distributions provided for herein shall not take into consideration any income or gain that may be recognized by the Shareholders from such tax distributions. The tax distributions shall be made to the Shareholders in their Pro Rata Share and the income tax distributions shall be computed at the highest marginal federal income tax rate applicable to individuals for the applicable year and such tax distributions shall not be treated as an expense for purposes of the Earn-Out Calculation. The tax distributions shall be paid to Shareholders no later than December 1, 2007.

(b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sterling will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(c) Tax Periods ending on or before the Effective Time. The Shareholders shall be responsible for filing all S corporation return(s) of the Company for the period or periods up to and including the Effective Time. To the extent permitted or required by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their respective individual tax returns in a manner consistent with the Schedule K-1s prepared by the Shareholders for such period. The final S corporation return(s) will be filed using consistent elections and accounting methods as were used by the Company for prior years.

(d) Cooperation on Tax Matters. Sterling and the Shareholders agree to give prompt notice to each other of any proposed adjustment to taxes for any Pre-Closing Period. Sterling and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 6.14 and any audit, litigation, or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders agree to control the conduct of any audit, litigation or other proceeding for any Pre-Closing Period of the Company and to keep Sterling apprised of all material developments with respect to any such audit, litigation, or other proceeding. The Shareholders and Sterling further agree to cause the Company (i) to retain all books and records with respect to tax matters relevant to the Company relating to any Pre-Closing Period until the expiration of the statute of limitations (and, to the extent notified by Sterling or the Shareholders, any extensions thereof) of the respective Pre-Closing Periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. Sterling and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 6.15 Post-Closing Operations.

Until the earlier to occur of the termination of the Earn-Out Period and the payment of the maximum amount of Additional Share Exchange Consideration payable under Section 2.5 hereof, beginning on the Closing Date, Sterling agrees as follows:

(a) Donald R. Black will not be removed as President of the Company by Sterling except for Cause and shall be responsible for the day-to-day operations of the Company unless terminated for Cause;

(b) The hiring, termination of employment, and compensation of employees of the Company shall require the consent of Donald R. Black subject to compliance with Sterling’s human resources policies and procedures and further consistent with prior years’ budgets of the Company (excluding payments for the personal benefit of shareholders); and

(c) Sterling shall not cause the Company to change its vendors and/or broker-dealers in the event the change would increase the Company’s expenses, without the consent of Donald R. Black; provided, however, that at its sole option, Sterling may change vendors and/or broker-dealers so long as the expenses related to such vendors and/or broker-dealers for purposes of the Earn-Out Calculation do not exceed the cost of the current vendor and/or broker-dealer of the Company at the time of the change.

Section 6.16 Closing Date Balance Sheet; Accounting Adjustments.

(a) For purposes of delivering to Sterling the total assets and cash required by Section 7.3(p), the Company agrees to take or cause the following actions to occur prior to Closing:

(i) the Company shall deliver to Sterling a preliminary closing balance sheet prepared in the accrual method of accounting in accordance with GAAP substantially in the form of Annex G as of the Business Day immediately preceding the Closing Date (“Closing Date Balance Sheet”).

(ii) the repayment by Donald R. Black of that certain loan in the amount of $343,940 or to write off such loan in either case at the option of the Company.

(iii) the Company shall reduce the total assets of the Company by the amount of the goodwill and origination expenses carried on the books and records of the Company.

(iv) the Company shall reduce the revenue sharing receivables of the Company by offsetting revenue sharing payables of the Company.

(v) the Company shall offset all receivables of the Company by all payables and liabilities of the Company (including, but not limited to, extraordinary items related to this Agreement and the Share Exchange, including, but not limited to, the Company’s (i) legal fees and expenses, (ii) accounting fees, and (iii) fees and commissions payable to any broker, finder or investment banking firm in connection with this Agreement and the transactions contemplated hereby.

(b) On or before the 30th day after the Effective Time, Sterling shall cause to be prepared and delivered to the Shareholder Trustee a final statement (“Final Statement”) of the total assets and cash of the Company as of the Closing Date. The Final Statement shall be prepared utilizing the accrual method of accounting in accordance with GAAP and in accordance with subsections (a)(i) through (a)(iv) above. In the event the Company’s total assets (including cash and receivables) do not equal or exceed $1,300,000 in each case, then each Shareholder shall pay to Sterling their Pro Rata Share of such deficiency. Subject to the remaining provisions of this subsection (b), any payments required to be made pursuant to this Section 6.16(b) shall be made on or before the 30th day after the delivery of the Final Statement. In the event the Shareholder Trustee disagrees with the calculation of total assets and cash, Sterling and the Shareholder Trustee agree to use and the Shareholders agree to abide by the same dispute resolution procedures contained in Section 2.5(d) applicable to the Earn-Out Calculation to resolve any dispute with respect to the calculation of total assets and cash as set forth in the Final Statement.

ARTICLE VII

CONDITIONS TO SHARE EXCHANGE

Section 7.1 Conditions to Each Party’s Obligation to Effect the Share Exchange.

The respective obligations of each party to effect the Share Exchange and the other transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

(a) This Agreement, the Share Exchange and the other transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Commissioner, the FDIC and any other Regulatory Authorities whose approval is required for consummation of the transactions contemplated hereby (other than the Share Exchange) and all applicable waiting periods shall have expired. No such approval or consent shall be conditioned or restricted in any manner (including requirements relating to the disposition of assets) which in the good faith judgment of Sterling would so adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or restriction been known, it would not have entered into this Agreement.

(b) Neither Sterling nor the Company shall be subject to any litigation that seeks any order, decree or injunction of a court or agency of competent jurisdiction to enjoin or prohibit the consummation of the Share Exchange or the other transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligations of the Company to Effect the Share Exchange.

The obligations of the Company to effect the Share Exchange shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Sterling set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions made as of a specified date) and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect.

(b) Performance of Obligations. Sterling shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Company shall have received a certificate signed by the chairman, president or other duly authorized officer of Sterling to that effect and as to the absence of litigation as described in Section 7.1(b).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business, operations or properties of Sterling or any of its Subsidiaries, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material or adverse change in the financial condition, business, operations or properties of Sterling and its Subsidiaries, taken as a whole, in the reasonable and good faith judgment of the Company; provided, however, that a decrease in the market price of Sterling Common Stock as quoted on NASDAQ in and of itself shall not be deemed to be a material adverse change.

Section 7.3 Conditions to Obligations of Sterling to Effect the Share Exchange.

The obligations of Sterling to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except to the extent such representations and warranties are by their express provisions made as of a specified date) and Sterling shall have received a certificate signed by the Company to that effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Sterling shall have received a certificate signed by the Company to that effect and as to the absence of litigation as described in Section 7.1(b).

(c) Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the Condition of the Company, taken as a whole, nor shall any event have occurred which, with the lapse of time, may cause or create any material adverse change in the Condition of the Company, taken as a whole, in the reasonable and good faith judgment of the Board of Directors of Sterling, and Sterling shall have received a certificate signed by Company to that effect.

(d) Noncompete Agreements. Sterling shall have received Noncompete Agreements executed by each of Donald R. Black and Robert L. Burnam.

(e) Nonsolicitation Agreements. Sterling shall have received nonsolicitation agreements executed by each of the Shareholders other than Donald R. Black and Robert L.

Burnam substantially in the form of Annex C attached hereto and shall have received nonsolicitation agreements executed by Lindsey Black and such other persons reasonably identified by Sterling in a form mutually satisfactory to Sterling, the Company, Lindsey Black and such other persons (collectively, the “Nonsolicitation Agreements”).

(f) Broker’s and Finder’s Fees and Expenses. Except for such amounts as have been agreed to be paid by Sterling pursuant to Section 6.11, the Company shall have fully paid all of the broker’s, finder’s and other fees and expenses in accordance with Section 6.11 and shall have provided to Sterling satisfactory evidence of the payment, in full, of all such fees and expenses.

(g) Consents Obtained. All consents, authorizations and approvals required to be received from, or given to, any Person (other than the matters described in Section 7.1(a) and Section 7.3(i)) and by the Company for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, those identified in Section 3.4 of the Company Disclosure Memorandum, shall have been obtained or made by the Company.

(h) Investment Contract Consents. The Company shall have received consents as contemplated in Section 6.5, in form and substance satisfactory to Sterling, to the assignment of the Investment Contracts as contemplated in Section 6.8 which consents represent at least 95% AUM and Service Revenue.

(i) Book of Business. The Company shall own all of the advisory and management book of business reflected in the books and records of the Company without any Lien.

(j) Tail Coverage. The Company shall have obtained tail coverage or shall have confirmed the continuation of the Company’s current errors and omissions insurance policies after the Closing Date.

(k) Physical Examination. Sterling shall have received the results of the Physical Examination and such results are satisfactory to Sterling.

(l) MBM Securities Option Agreement. Donald R. Black, Robert L. Burnam and MBM Securities shall have entered into an option agreement for an option to acquire all of the shares of MBM Securities by Sterling, substantially in the form of Annex E.

(m) MBM Securities Indemnification Agreement. Donald R. Black and Robert L. Burnam shall have executed and delivered to Sterling an indemnification agreement substantially in the form of Annex F.

(n) Schwab and Fidelity Letters. The Company shall have received confirmation from The Charles Schwab Trust Company, Charles Schwab & Co., Inc. and Fidelity Trustee Service or any of their respective affiliates that the Company is not receiving fees from such companies for the distribution of securities.

(o) Audit. Sterling shall have received an audit of the Company at Sterling’s expense and by accountants reasonably acceptable to Sterling.

(p) Asset Requirements. The total assets (including cash and receivables) of the Company determined in accordance with GAAP and with the adjustments required by subsections (a)(i) through (a)(iv) of Section 6.16 of this Agreement (including without limitation the write off of all goodwill) as of the Business Day immediately preceding the Closing Date and as reflected on the Closing Date Balance Sheet shall be not less than $1,300,000.

(q) Cash Requirements. The total cash plus receivables of the Company net of the Company’s payables (including without limitation the shareholder tax distribution payable) as determined in accordance with GAAP and with the adjustments required by Section 6.16(a) of this Agreement as of the Business Day immediately preceding the Closing Date and as reflected on the Closing Date Balance Sheet shall be not less than $687,500.

(r) Loan Repayments. Donald R. Black shall have either paid that certain loan in the amount of $343,940 payable to the Company or the Company shall have written off such loan in either case at the option of the Company.

(s) 401(k) Plan. The Company shall have taken such actions as may be necessary to cause each individual employed by the Company on the day immediately prior to the Closing Date to have a fully vested and nonforfeitable interest in such employee’s account balance under any plan sponsored by the Company as of the Closing Date that is intended to satisfy the requirements of Section 401(k) of the Code and shall have terminated such 401(k) plan effective as of the day immediately preceding the Closing Date.

(t) Section 338(h)(10) Election. The Company, the Shareholders and Sterling shall have agreed in writing to the terms and conditions pursuant to which Sterling, the Company and the Shareholders, which terms shall be mutually satisfactory to Sterling and the Shareholders, shall jointly make an election under Section 338(h)(10) with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Share Exchange may be abandoned at any time prior to the Closing Date:

(a) by mutual consent of the Board of Directors of Sterling and the Company; or

(b) by the Company or Sterling if (i) the Federal Reserve, the FDIC or the Commissioner has denied approval of the Share Exchange and such denial has become final and nonappealable or has approved the Share Exchange subject to conditions that in the judgment of Sterling would restrict it or its Subsidiaries or Affiliates in their respective spheres of operations and business activities after the Closing Date or (ii) the Closing Date does not occur by August 31, 2007, provided, however, that the right to terminate this Agreement under clause (ii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur prior to such date; or

(c) by Sterling (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by the Company that would cause a failure of any of the conditions in Section 7.3, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to the Company; or

(d) by the Company (if it is not in breach of any of its obligations hereunder) pursuant to notice in the event of a breach or failure by Sterling that would cause a failure of any of the conditions in Section 7.2, which breach or failure has not been, or cannot be, cured within 30 days after written notice of such breach is given to Sterling; or

(e) by Sterling if the factual substance of any warranties set forth in Section 3.22 is not true and accurate irrespective of the knowledge or lack of knowledge of the Company or the Company and Losses, damages, environmental response costs, liabilities, fines, penalties, costs and expenses which might arise there from could reasonably exceed $50,000.

(f) By Sterling if the Company shall not have received consents as contemplated in Section 6.8, in form and substance satisfactory to Sterling, to the assignment of the Investment Contracts as contemplated in Section 6.8 which consents represent at least 95% AUM and Service Revenue.

(g) By Sterling if the Company and the Shareholders do not agree in writing to join in a Section 338(h)(10) Election with Sterling and upon terms reasonably satisfactory to Sterling in connection with the transactions contemplated by this Agreement.

Section 8.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 8.2 and Section 6.1(d), and Section 10.1 shall survive any such termination and abandonment; and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival of Representations and Warranties.

All of the representations and warranties contained in this Agreement shall survive until February 28, 2011. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

Section 9.2 Indemnification by the Shareholders.

The Shareholders, jointly and severally, unconditionally, absolutely and irrevocably agree to and shall defend, indemnify and hold harmless Sterling, Bancshares, and their respective Subsidiaries, shareholders, affiliates, officers, directors, employees, counsel, agents, contractors, successors and assigns (collectively referred to as “Sterling’s Indemnified Persons”), from and against, and shall reimburse Sterling’s Indemnified Persons for, each and every Loss, including paid, imposed on or incurred by Sterling’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any allegation by any third party of: (a) any inaccuracy in any representation or warranty of the Company under this Agreement, the schedules hereto or any agreement, certificate or other document attached as an exhibit hereto which is delivered or to be delivered by the Company pursuant hereto in any respect, whether or not Sterling’s Indemnified Persons relied thereon or had knowledge thereof, and determined without regard to any materiality or knowledge qualifications contained in or otherwise applicable to such representation or warranty, or any breach or nonfulfillment of any covenant, agreement or other obligation of the Company under this Agreement or any agreement or document delivered pursuant hereto; (b) any undisclosed liabilities, even if not required to be disclosed on a balance sheet in accordance with GAAP; (c) the business of the Company or the occupancy, condition, management, operation or use of its assets on or prior to the Effective Time; (d) the violation or breach of any Environmental Laws; (e)(i) any taxes the Company may owe or be deemed to owe with respect to any taxable period ending on the day before the Effective Time and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Effective Time (“Pre-Closing Period”) including without limitation Taxes made against the Company or the Shareholders by reason of the agreements or transactions contemplated hereby or relating to or arising out of the Company’s status as a Subchapter S corporation, and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Effective Time, to the extent such Taxes in clauses (i) and (ii) exceed the amount, if any, reserved for such Taxes on the face of the Company Financial Statements or otherwise set forth within the Company Disclosure Memorandum, as such reserve is adjusted for the passage of time through the Effective Time in accordance with past custom and practice of the Company in filing their Tax Returns; or (f) the activities of the Broker-Dealer Representatives occurring prior to the Closing Date. In the case of any Taxable Period that includes (but does not end on) the Effective Time (“Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business as of the Effective Time, and the amount of other Taxes of the Company (excluding property Taxes) for a Straddle Period that relates to the Pre-Closing Period shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the Taxable Period.

Section 9.3 Indemnification by Sterling.

Sterling unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Shareholders and their Affiliates, counsel, agents, assigns, heirs and legal and personal representatives (the Shareholders and such persons are collectively referred to as the “Shareholders’ Indemnified Persons,” it being acknowledged by the parties that the Company shall not be one of the Shareholders’ Indemnified Persons) from and against, and shall reimburse the Shareholders’ Indemnified Persons for, each and every Loss, paid, imposed on or incurred by the Shareholders’ Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (a) any inaccuracy in any representation or warranty of Sterling under this Agreement or any agreement, certificate or other document attached as an exhibit hereto which is delivered or to be delivered by Sterling pursuant hereto in any respect, whether or not the Shareholders’ Indemnified Persons relied thereon or had knowledge thereof, and determined without regard to any materiality or knowledge qualifications contained in or otherwise applicable to such representation or warranty, (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Sterling under this Agreement or any agreement or document delivered pursuant hereto, or (c) the business of the Company, or the occupancy, condition, management, operation or use of its assets after the Effective Time, except to the extent that any such Loss, relates to periods on or prior to the Effective Time.

Section 9.4 Limitations.

(a) An Indemnifying Person shall have no defense, indemnification, hold harmless and other obligations pursuant to this Article (“Indemnity Obligations”) unless notice of a claim for indemnity (which notice shall include the nature of the Loss and the basis for such request under this Agreement), or notice of facts as to which an indemnifiable Loss is expected to be incurred, shall have been given on or before February 28, 2011; provided, however, that Sterling may give notice of and may make a claim relating to (A) the payment of federal or state taxes, (B) any environmental claim or the violation of any requirements of Environmental Laws, (C) compliance with or obligations under ERISA, (D) any undisclosed liabilities, (E) any errors or omissions which occurred prior to the Closing Date, whether or not insured, with respect to the advisory or securities operations of the Company on the part of the Company or any of its officers, directors, employees, agents or representatives, or (F) any fines or penalties resulting from, relating to or arising out of, in whole or in part, the actions or omissions of the Company on or prior to the Closing Date and incurred in connection with any audits, reviews or market conduct reviews conducted by or on behalf of any securities or insurance regulatory agency, at any time prior to ninety (90) days after the expiration of the appropriate statute of limitation, if any, with respect thereto, as the same may be tolled or extended from time to time by Sterling or any other Person, and except that Sterling may give notice of and may make a claim relating to the outstanding capital stock of the Company or the ownership thereof at any time.

(b) Except as set forth below in this subsection and except in the case of fraud, each Shareholder’s Indemnity Obligation with respect to any individual Loss shall be limited to 110% of each such Shareholder’s ownership percentage in the Company as of the Effective Time and each Shareholder’s aggregate indemnity obligation for all Losses shall not exceed 100% of the aggregate value of the Share Exchange Consideration plus the Additional Share Exchange Consideration received by such Shareholder; provided, however, that the Shareholders’ aggregate indemnity obligation shall not exceed the total amount of such Losses. There shall be no limitation on indemnification for Losses relating to or arising out of the Company’s Subchapter S corporation status, except that the indemnity obligation of a Shareholder shall not exceed such Shareholder’s Pro Rata Share of such Loss.

(c) No party shall have any Indemnity Obligations with respect to Losses until the aggregate amount of such Losses exceeds $15,000 (the “Loss Threshold”); provided, however,

that the Loss Threshold shall not be applicable to any Losses arising out or relating to the Company’s status as a Subchapter S corporation under the Code or any Losses arising out of or with respect to the of the Company’s 401(k) plan, and the Shareholders shall have Indemnity Obligations for the full amount of any Losses with respect thereto. Upon reaching the Loss Threshold, the party shall be liable for all amounts up to and in excess of the Loss Threshold.

(d) In the event Sterling does not renew the Company’s current errors and omissions insurance policies (“Current Policy”) or the level of coverage under any successor policy constitutes a reduction from the Company’s Current Policy, the Shareholders shall not have an Indemnity Obligation for the amount which would have been covered under the Current Policy, but which is not covered under the successor policy. Notwithstanding the foregoing, this Section 9.4(d) shall not have applicability unless the Company’s Current Policy is capable of being renewed by the Company with its current or comparable insurance carriers at market rates.

Section 9.5 Notice of Matters Not Involving Third Parties.

With respect to matters not involving Proceedings brought or asserted by third parties, within thirty (30) days after notification from an indemnified party or any successor thereto (the “Indemnified Person”) made promptly after discovery of a Loss and supported by reasonable documentation setting forth the nature of the circumstances entitling the Indemnified Person to indemnity under this Article from an indemnifying person (the “Indemnifying Person”), the Indemnifying Person, at no cost or expense to the Indemnified Person, shall diligently commence resolution of such matters in a manner reasonably acceptable to the Indemnified Person and shall diligently and timely prosecute such resolution to completion. If the Indemnifying Person, within thirty (30) days after notice, fails to diligently commence resolution of such matters in a manner reasonably acceptable to the Indemnified Person, the Indemnified Person shall have the right to undertake the resolution of such matters at the sole expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of the Proceeding with counsel reasonably satisfactory to the Indemnifying Person at any time prior to the settlement, compromise or final determination thereof. With respect to those claims that may be satisfied by payment of a liquidated sum of money, including, without limitation, claims for reimbursement of expenses incurred in connection with any circumstances entitling the Indemnified Person to indemnity hereunder, the Indemnifying Person shall pay the full amount so claimed to the extent supported by reasonable documentation within fifteen (15) days of such resolution. If the Indemnifying Person disputes its Liability in connection with such claim, it shall pay any undisputed part of such Liability, and the Indemnified Person and the Indemnifying Person shall have thirty (30) days to resolve any remaining dispute. If litigation or any other Proceeding is commenced between the Indemnified Person and any Indemnifying Person, the prevailing party in such litigation or other Proceeding shall be entitled to recover all reasonable costs and expenses incurred in connection with such litigation or other Proceeding, including, without limitation, attorneys’ fees. If litigation or any other Proceeding is commenced or threatened by any third party for which the Indemnified Person is entitled to indemnification under this Section 9.5, the provisions of Section 9.6 shall control.

Section 9.6 Notice and Defense of Third-Party Indemnity Claims.

If any Proceeding shall be brought or asserted under this Article against an Indemnified Person in respect of which indemnity may be sought under this Article from an Indemnifying Person, the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; provided, that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. In no event shall any Indemnified Person be required to make any expenditure or bring any cause of action to enforce the Indemnifying Person’s obligations and liability under and pursuant to the indemnifications set forth in this Article. In addition, actual or threatened action by a governmental authority or other Person is not a condition or prerequisite to the Indemnifying Person’s obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless the Indemnified Person shall reasonably determine that there exist actual or potential conflicts of interest which make representation by the same counsel inappropriate. The Indemnified Person’s right to participate in the defense or response to any Proceeding shall not be deemed to limit or otherwise modify its obligations under this Article. In the event that the Indemnifying Person, within ten (10) Business Days after notice of any such Proceeding, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of Sterling’s Indemnified Persons must appoint Sterling as its sole agent for all matters relating to any claim under this Article. Each Shareholder shall receive separate notice from Sterling for matters relating to any claim by Sterling pursuant to Section 9.2 at the address set forth below each Shareholder’s name on Annex B hereto.

Section 9.7 Determination of Losses.

For purposes of this Article, in computing any Loss paid, imposed on or incurred by a Sterling’s Indemnified Person or Shareholders’ Indemnified Person, the amount of each such Loss shall be deemed to be an amount net of (a) any tax benefit or insurance proceeds realized with respect thereto by Sterling’s Indemnified Person or Shareholders’ Indemnified Person and (b) any indemnity or contribution paid by any third party to Sterling’s Indemnified Person or Shareholders’ Indemnified Person with respect thereto.

Section 9.8 Right of Set-off; Payment; Interest.

(a) Upon written notice by the Shareholders to Sterling or by Sterling to the Shareholders, as applicable, specifying in reasonable detail its justification therefor, the Shareholders and Sterling each may set off the amount of any Loss for which indemnity may be sought under this Article against amounts otherwise payable to the other party under this Agreement, including, without limitation, the Additional Share Exchange Consideration allocable to the Shareholders; provided however, that other than claims not exceeding $500,000 in the aggregate and claims made which relate to or arise out of ERISA for which in each case set-off can be made at Sterling’s sole discretion, Sterling may not set off Losses that have not been finally resolved. Neither the exercise of nor the failure to exercise such right of set-off or to give a claim notice shall constitute an election of remedies nor limit Sterling or the Shareholders in any manner in the enforcement of any other remedies that may be available to it. In the event Sterling has set off the amount of any Loss, but the Loss is not a Loss subject to indemnification by the Shareholders, then Sterling shall pay to the Shareholders interest on the amount so set off at Sterling Bank’s base rate plus 1% per annum (not exceeding the maximum rate of interest permitted by applicable law) from the date of set off to the date such amount has been paid to the Shareholders.

(b) The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand after the claim is finally resolved unless otherwise provided by this Agreement or as otherwise agreed. Any Losses or other payments required to be paid by an Indemnifying Party under this Article which are not paid within five (5) business days of receipt by the Indemnifying Party of the Indemnified Party’s demand therefor shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party immediately upon demand interest at the Sterling Bank base rate plus 1% per annum (not exceeding the maximum rate of interest permitted by applicable law) from the date such payment becomes delinquent to the date of payment of such delinquent sums.

Section 9.9 Inconsistent Provisions

The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement, including any exculpatory or non-recourse provisions.

Section 9.10 Subrogation to Indemnity Rights.

If any Shareholder fails to perform its obligations under this Article, Sterling shall be subrogated to any rights the Shareholders may have under any rights of contribution or indemnity from any former shareholders of the Company relating to the matters covered by this Article.

Section 9.11 Waiver.

The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation will not affect the right to indemnification in accordance with the provisions of this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Expenses.

Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and consummating the Share Exchange.

Section 10.2 Entire Agreement; Parties in Interest.

Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Other than Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any individual, corporation or other entity (including, without limitation, any employee or shareholder of the Company), other than Sterling and the Shareholders or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The exhibits identified in this Agreement are incorporated by reference hereto and made a part hereof.

Section 10.3 Amendments.

This Agreement may only be amended by a subsequent writing signed by Sterling, the Company and the Shareholders.

Section 10.4 Waivers.

Prior to or at the Closing Date, each of Sterling and the Company shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by any other party of any and all of such other party’s obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law or applicable governmental regulation.

Section 10.5 No Assignment.

None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other person or entity without the prior written consent of the other parties to this Agreement; provided, however, that Sterling may assign its rights and obligations to any Affiliate of Sterling, but no such assignment shall relieve Sterling of its obligations hereunder if such assignee does not perform such obligations.

Section 10.6 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by courier, by facsimile transmission, or by registered or certified mail, postage prepaid to the persons at the addressees set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Company:	MBM Advisors Inc.
440 Louisiana, Suite 2600
Houston, Texas 77002
Attention: Donald R. Black
Facsimile: (713) 228-3448

With a copy to:	Lipnick & Gordon 1717 St. James Place, Suite 245
Houston, Texas 77056
Attention: Steven L. Gordon
Facsimile: (713) 871-0320

The Shareholders:	Donald R. Black, Trustee C/o MBM Advisors, Inc. 440 Louisiana, Suite 2600 Houston, Texas 77002 Attention: Donald R. Black Facsimile: (713) 228-3448

With a copy to:	Lipnick & Gordon
1717 St. James Place, Suite 245
Houston, Texas 77056
Attention: Steven L. Gordon
Facsimile: (713) 871-0320

Sterling:	Sterling Bank
2550 North Loop West, Suite 600
Houston, Texas 77092
Attention: J. Downey Bridgwater, Chairman of the Board, President and Chief Executive Officer
James W. Goolsby, Jr., General Counsel
Facsimile: (713) 466-3117

With a copy to:	Sutherland Asbill & Brennan LLP 2 Houston Center 909 Fannin Street, Suite 2200 Houston, Texas 77010 Attention: Annette L. Tripp Facsimile: (713) 654-1301

Section 10.7 Specific Performance.

The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Share Exchange, will cause irreparable injury for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the other party’s obligations and to the granting by any such court of the remedy of specific performance hereunder.

Section 10.8 Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas applicable to contracts executed and to be performed in that state without giving effect to any choice of law principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Houston, Harris County, Texas.

Section 10.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature, provided a copy bearing an original signature on paper is subsequently delivered. “Originally signed” or an “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

Section 10.10 Captions.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 10.11 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Share Exchange is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Share Exchange be consummated as originally contemplated to the fullest extent possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed all as of the date first written above.

STERLING BANK

By:	/s/ J. Downey Bridgwater
J. Downey Bridgwater, Chairman of the Board, President and Chief Executive Officer

MBM ADVISORS INC.

By:	/s/ Donald R. Black
Donald R. Black, President and Chief Executive Officer

SHAREHOLDERS:

/s/ Donald R. Black
Donald R. Black

/s/ Robert Burnam
Robert Burnam

/s/ Michael Perry
Michael Perry

/s/ Dennis Manning
Dennis Manning

/s/ Robert Scinta
Robert Scinta

/s/ Robert Massa
Robert Massa

/s/ Sheri Alsguth
Sheri Alsguth

The undersigned, being the spouses of the Shareholders, execute this Share Exchange Agreement to bind such spouses’ community interest, if any, in the Company Stock and to agree to the terms of this Agreement.

/s/ Melissa Burnam
Melissa Burnam

/s/ Leann B. Perry
Leann B. Perry

/s/ Carsten Alsguth
Carsten Alsguth

/s/ Diedra A. Scinta
Diedra A. Scinta

/s/ Barbara L. Massa
Barbara L. Massa

/s/ Kathleen Manning
Kathleen Manning